Exhibit 10

Execution Copy

CREDIT AGREEMENT

among

AGL RESOURCES INC.,
as Guarantor,

AGL CAPITAL CORPORATION,
as Borrower,

The Several Lenders
from Time to Time Parties Hereto,

SUNTRUST BANK,
as Administrative Agent,

WACHOVIA BANK, NATIONAL ASSOCIATION,
as Syndication Agent,

and

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,
NEW YORK BRANCH,
CALYON NEW YORK BRANCH, and
JPMORGAN CHASE BANK, N.A.,
as Co-Documentation Agents

Dated as of August 31, 2006

SUNTRUST ROBINSON HUMPHREY CAPITAL MARKETS,
a Division of SunTrust Capital Markets, Inc.,
as Co-Lead Arranger and Co-Book Manager,
and
WACHOVIA CAPITAL MARKETS, LLC,
as Co-Lead Arranger and Co-Book Manager

Schedules:

Schedule 1.1 - Revolving Commitments
Schedule 4.14 - Subsidiaries
Schedule 4.16 - Environmental Matters
Schedule 7.2(i) - Existing Liens
Schedule 7.8 - Agreements Prohibiting or Limiting Liens

Exhibits:

Exhibit A - Form of Guarantee Agreement
Exhibit B - Form of Compliance Certificate
Exhibit C - Form of Closing Certificate
Exhibit D - Form of Assignment and Acceptance
Exhibit E - Form of Legal Opinion
Exhibit F - Form of Exemption Certificate

CREDIT AGREEMENT (this “Agreement”), dated as of August 31, 2006, among AGL RESOURCES INC., a Georgia corporation (“Holdings”), AGL CAPITAL CORPORATION, a Nevada corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), SUNTRUST BANK, as administrative agent (in such capacity, the “Administrative Agent”) and as issuer of any letters of credit issued pursuant to this Agreement (in such capacity, the “Issuing Lender”), WACHOVIA BANK, NATIONAL ASSOCIATION, as syndication agent (in such capacity, the “Syndication Agent”), and THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH, CALYON NEW YORK BRANCH, and JPMORGAN CHASE BANK, N.A., as co-documentation agents (in such capacities, the “Co-Documentation Agents”).

W I T N E S S E T H:

WHEREAS, the Borrower has requested that the Lenders establish a $1,000,000,000 revolving credit facility in favor of the Borrower; and

WHEREAS, subject to the terms and conditions of this Agreement, the Lenders, to the extent of their respective Commitments as defined herein, are willing severally to establish the requested revolving credit facility in favor of the Borrower;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Borrower, the Lenders and the Administrative Agent agree as follows:

SECTION 1.   DEFINITIONS

1.1  Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABR”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1%. For purposes hereof, “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by SunTrust Bank as its prime rate in effect at its principal office in Atlanta (the Prime Rate not being intended to be the lowest rate of interest charged by SunTrust Bank in connection with extensions of credit to debtors). Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“ABR Loans”: Loans the rate of interest applicable to which is based upon the ABR.

“Administrative Agent”: SunTrust Bank, as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors.

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in Control of, is Controlled by, or is under common Control with, such Person. For purposes of this definition, “Control” means the power to direct or to cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agents”: the collective reference to the Administrative Agent, the Co-Documentation Agents and the Syndication Agent.

“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to (a) until the Closing Date, the aggregate amount of such Lender’s Revolving Commitment at such time and (b) thereafter, the amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have expired or been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding.

“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement”: as defined in the preamble hereto.

“Applicable Margin”: for each Type of Loan outstanding on any day, the rate per annum set forth below opposite the Level in effect on such day:

Level	ABR Loans	Eurodollar Loans
Level I	0.000%	0.195%
Level II	0.000%	0.240%
Level III	0.000%	0.280%
Level IV	0.000%	0.360%
Level V	0.000%	0.490%
Level VI	0.000%	0.625%

provided, however, that on any day that the total Revolving Extensions of Credit for all Lenders exceed fifty percent (50%) of the Total Revolving Commitments then in effect, the Applicable Margin for Eurodollar Loans for each pricing Level listed above shall automatically increase by an amount equal to the Utilization Premium for such Level.

“Application”: an application, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to issue a Letter of Credit.

“Approved Fund”: any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assets”: with respect to any Person, all or any part of its business, property and assets wherever situated.

“Assignee”: as defined in Section 10.6(c).

“Assignment and Acceptance”: an Assignment and Acceptance, substantially in the form of Exhibit D.

“Assignor”: as defined in Section 10.6(c).

“Available Revolving Commitments”: at any time, an amount equal to (a) the Total Revolving Commitments then in effect, minus (b) the Total Revolving Extensions of Credit then outstanding.

“Benefitted Lender”: as defined in Section 10.7(a).

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”: as defined in the preamble hereto.

“Borrowing Date”: any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“Business”: as defined in Section 4.16(b).

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in Atlanta, Georgia and New York, New York are authorized or required by law to close, provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a partnership, limited liability company or other Person (other than a corporation), and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any

Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A2 by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

“Closing Date”: the date of this Agreement as set forth in the first paragraph of this Agreement.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Co-Documentation Agents”: as defined in the preamble hereto.

“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.

“Conduit Lender”: any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument, subject to the consent of the Administrative Agent and the Borrower (which consent shall not be unreasonably withheld or delayed); provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan or purchase participations in Letters of Credit and Swingline Loans under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan or purchase such participations in Letters of Credit and Swingline Loans, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents, amendments and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 2.16, 2.17, 2.18 or 10.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Revolving Commitment.

“Confidential Executive Summary”: the Executive Summary dated August 2006 and furnished to the Lenders.

“Consolidated Net Worth”: at any date, the aggregate amount of Capital Stock, minority interests, and other equity accounts (including, without limitation, retained earnings,

paid in capital and accumulated other comprehensive income or loss (but without giving effect to any non-cash pension and other post-retirement benefits liability adjustments recorded in accordance with GAAP)) of Holdings and the other Group Members at such date determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Debt”: at any date, the aggregate principal amount of all Indebtedness of Holdings and the other Group Members at such date (excluding Indebtedness of the type described in clause (k) of the definition of the term Indebtedness), determined on a consolidated basis in accordance with GAAP.

“Continuing Directors”: the directors of Holdings on the Closing Date and each other director, if, in each case, such other director’s nomination for election to the board of directors of Holdings is recommended by at least a majority of the then Continuing Directors.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Default”: any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Disposition”: with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Dollars” and “$”: dollars in lawful currency of the United States.

“Eligible Assignee”: (i) a Lender; (ii) an Affiliate of a Lender; (iii) an Approved Fund; and (iv) any other Person (other than a natural Person) approved by the Administrative Agent, the Issuing Lender (each such approval not to be unreasonably withheld or delayed), and unless (x) such Person is taking delivery of an assignment in connection with physical settlement of a credit derivatives transaction or (y) an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed). If the consent of the Borrower to an assignment or to an Eligible Assignee is required hereunder, the Borrower shall be deemed to have given its consent ten Business Days after the date notice thereof has actually been delivered by the assigning Lender (through the Administrative Agent) to the Borrower, unless such consent is expressly refused by the Borrower prior to such tenth Business Day.

“Environmental Laws”: any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurocurrency Reserve Requirements”: for any day as applied to a Eurodollar Loan, the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate screen as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Page 3750 of the Telerate screen (or otherwise on such screen), the “Eurodollar Base Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 11:00 A.M., Atlanta time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

“Eurodollar Loans”: Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

_______Eurodollar Base Rate_______

1.00 - Eurocurrency Reserve Requirements

“Eurodollar Tranche”: the collective reference to Eurodollar Loans under the Facility, the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”: any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Existing Credit Agreement”: the Amended and Restated Credit Agreement dated as of August 31, 2005, by and among the Guarantor, the Borrower, the lenders parties thereto, and SunTrust Bank, as administrative agent, as the same may have been amended, restated, supplemented or otherwise modified and in effect immediately prior to the Closing Date.

“Facility”: the Revolving Commitments and the extensions of credit made thereunder.

“Facility Fee Rate”: for each day during each quarterly calculation period, a rate per annum set forth below opposite the Level in effect on such day:

Level	Facility Fee Rate
Level I	0.055%
Level II	0.060%
Level III	0.070%
Level IV	0.090%
Level V	0.110%
Level VI	0.125%

“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by SunTrust Bank from three federal funds brokers of recognized standing selected by it.

“Funding Office”: the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP”: those accounting principles, standards and practices generally accepted in the United States as in effect from time to time.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Group Members”: the collective reference to Holdings, the Borrower and their respective Restricted Subsidiaries.

“Guarantee Agreement”: the Guarantee Agreement to be executed and delivered by Holdings, substantially in the form of Exhibit A.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantor”: Holdings.

“Hedge Agreements”: all interest rate swaps, caps or collar agreements or similar arrangements dealing with interest rates or currency exchange rates or the exchange of nominal interest obligations, either generally or under specific contingencies, and all commodity price protection agreements, or any other hedging arrangements.

“Holdings”: as defined in the preamble hereto.

“Hybrid Securities”: any trust preferred securities, or deferrable interest subordinated debt with a maturity of at least 20 years, which provides for the optional or mandatory deferral of interest or distributions, issued by Holdings or the Borrower, or any business trusts, limited liability companies, limited partnerships or similar entities (i) substantially all of the common equity, general partner or similar interests of which are owned (either directly or indirectly through one or more wholly owned Subsidiaries) at all times by Holdings or the Borrower or any Subsidiaries, (ii) that have been formed for the purpose of issuing such securities or deferrable interest subordinated debt, and (iii) substantially all the assets of which consist of (A) subordinated debt of Holdings or the Borrower or any Subsidiary, and (B) payments made from time to time on the subordinated debt.

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of such Person’s business that are not more than 90 days past due unless being contested in good faith and for which any reserves required by GAAP have been provided), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all capital lease (within the meaning of GAAP) obligations of such Person, (f) all Securitization Facility Attributed Debt, (g) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (h) the liquidation value of all mandatorily redeemable preferred Capital Stock of such Person, (i) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (h) above, (j) all obligations of the kind referred to in clauses (a) through (i) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, (k) all obligations of such Person in respect of Hedge Agreements and (l) all Off-Balance Sheet Liabilities. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor. Notwithstanding the foregoing, obligations of any Person with respect to Park and Loan Transactions shall not be considered Indebtedness.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Payment Date”: (a) as to any Revolving Loan that is an ABR Loan, the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period, and (d) as to any Loan (including any Swingline Loan, but excluding any Revolving Loan that is an ABR Loan), the date of any repayment or prepayment made or required to be made in respect thereof.

“Interest Period”: as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter or such other period as the Borrower and the Lenders may agree, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

          (i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)  the Borrower may not select an Interest Period under the Facility that would extend beyond the Revolving Termination Date; and

(iii)  any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

“Investments”: as defined in Section 7.7.

“Issuing Lender”: SunTrust Bank in its capacity as issuer of any Letter of Credit, or any other Lender approved by the Administrative Agent (such approval not to be unreasonably withheld).

“L/C Commitment”: at any time, an amount equal to $250,000,000.

“L/C Fee Payment Date”: the last day of each March, June, September and December and the last day of the Revolving Commitment Period.

“L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.5.

“L/C Participants”: the collective reference to all the Lenders other than the Issuing Lender.

“Lender Affiliate”: (a) any Affiliate of any Lender, (b) any Person that is administered or managed by any Lender and that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and (c) with respect to any Lender which is a fund that invests in commercial loans and similar extensions of credit, any other fund that invests in commercial loans and similar extensions of credit and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such Lender or investment advisor.

“Lenders”: as defined in the preamble hereto; provided, that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include the Swingline Lender and any Conduit Lender.

“Letters of Credit”: as defined in Section 3.1(a).

“Level I”, “Level II”, “Level III”, “Level IV”, “Level V” and “Level VI”: the respective Level set forth below:

	S&P Rating	Moody’s Rating
Level I	A or higher	A2 or higher
Level II	A-	A3
Level III	BBB+	Baa1
Level IV	BBB	Baa2
Level V	BBB-	Baa3
Level VI	BB+ or below	Ba1 or below

provided that if on any day the Ratings of the Rating Agencies do not coincide for any rating category and the Level differential is (x) one level, then the higher Rating will be the applicable Level; (y) two levels, the Level at the midpoint will be the applicable Level; and (z) more than two levels, the higher of the intermediate Levels will be the applicable Level.

“Lien”: any mortgage, pledge, lien, hypothecation, security interest or other charge, encumbrance, or other arrangement in the nature of a security interest in property to secure the payment or performance of Indebtedness or other obligations of any Person; provided, however, the term “Lien” shall not mean any easements, rights-of-way, zoning restrictions, leases, sub-leases, licenses, sublicenses, other restrictions on the use of property, defects in title to property or other similar encumbrances.

“Loan”: any loan made by any Lender (including, without limitation, the Swingline Lender) pursuant to this Agreement.

“Loan Documents”: this Agreement, the Guarantee Agreement, the Letters of Credit, the Applications, the Specified Hedge Agreements, if any, and the Notes.

“Loan Parties”: the Borrower and the Guarantor.

“Material Adverse Effect”: a material adverse effect on (a) the business, property, operations or condition (financial or otherwise) of Holdings and its Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Moody’s”: Moody’s Investor Service, Inc.

“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Non-Excluded Taxes”: as defined in Section 2.17(a).

“Non-U.S. Lender”: as defined in Section 2.17(d).

“Notes”: the collective reference to any promissory note evidencing Loans.

“Obligations”: the collective reference to the unpaid principal of and interest on (including interest accruing at the then applicable rate provided in this Agreement after the maturity of the Loans and Reimbursement Obligations and after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans, the Reimbursement Obligations, and all other obligations and liabilities of the Borrower to the Administrative Agent, the Issuing Lender, or any Lender (or, in the case of Specified Hedge Agreements, any affiliate of any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred pursuant to this Agreement, any other Loan Document, the Letters of Credit, any Specified Hedge Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including all fees, charges and disbursements of counsel to the Administrative Agent, the Issuing Lender, or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.

“Off-Balance Sheet Liabilities”: as to any Person (i) any repurchase obligation or liability of such Person with respect to notes or accounts receivable sold by such Person, (ii) any liability of such Person under any sale and leaseback transactions that do not create a liability on the balance sheet of such Person, (iii) any liability of such Person under any so-called "synthetic" lease transaction and (iv) any obligation under any other transaction which is the functional equivalent of, or takes the place of, a borrowing but which does not constitute a liability on the balance sheet of such Person.

“Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Park and Loan Transactions”: any tariff transaction offered by pipelines or other storage facilities, where the pipelines or other storage facilities allow the customers to park gas on or borrow gas from the pipelines or other storage facilities in one period and reclaim gas from or repay gas to the pipelines or other storage facilities in a subsequent period.

“Participant”: as defined in Section 10.6(b).

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Permitted Acquisitions”: as defined in Section 7.7(e).

“Person”: an individual, company, corporation, firm, partnership, joint venture, undertaking, association, organization, trust, state or agency of a state (in each case whether or not having a separate legal personality).

“Plan”: at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Properties”: as defined in Section 4.16(a).

“Rating Agencies”: collectively, S&P and Moody’s.

“Ratings”: the ratings of the Rating Agencies applicable to the long-term, non-credit enhanced senior unsecured debt of the Borrower or, if no such ratings then exist for such debt of the Borrower, the long-term non-credit enhanced senior unsecured debt of Holdings, in each case as announced by the Rating Agencies.

“Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Group Member.

“Refunded Swingline Loans”: as defined in Section 2.4(b).

“Refunding Date”: as defined in Section 2.4(c).

“Register”: as defined in Section 10.6(d).

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Reimbursement Obligation”: the obligation of the Borrower to reimburse the Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under Sections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.

“Required Lenders”: at any time, the holders of more than 50% of (a) until the Closing Date, the Revolving Commitments then in effect and (b) thereafter, the Total Revolving Commitments then in effect or, if the Revolving Commitments have expired or been terminated, the Total Revolving Extensions of Credit then outstanding.

“Requirement of Law”: as to any Person, the articles or certificate of incorporation or organization, by-laws, partnership agreement, limited liability company agreement, operating agreement, management agreement, or other organizational or governing documents of such Person, and any constitution, decree, judgment, legislation, order, ordinance, regulation, rule, statute or treaty, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”: the chief executive officer, president, chief financial officer, treasurer or controller of Holdings or the Borrower, as the case may be, but in any event, with respect to financial matters, the chief financial officer or treasurer of Holdings.

“Restricted Payments”: as defined in Section 7.5.

“Restricted Subsidiary”: any Subsidiary other than an Unrestricted Subsidiary.

“Revolving Commitment”: as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and to purchase participations in Swingline Loans and Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Commitment” opposite such Lender’s name on Schedule 1.1 or in the Assignment and Acceptance pursuant to which such Lender became a party hereto, as the same may be increased pursuant to Section 2.23 or otherwise changed from time to time pursuant to the terms hereof.

“Revolving Commitment Period”: the period from and including the Closing Date to the Revolving Termination Date.

“Revolving Extensions of Credit”: as to any Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding, (b) such Lender’s Revolving Percentage of the L/C Obligations then outstanding and (c) such Lender’s Revolving Percentage of the aggregate principal amount of Swingline Loans then outstanding.

“Revolving Loans”: as defined in Section 2.1(a).

“Revolving Percentage”: as to any Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the Total Revolving Commitments or, at any time after the Revolving Commitments shall have expired or been terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Loans then outstanding constitutes of the aggregate principal amount of the Revolving Loans then outstanding, provided, that, in the event that the Revolving Loans are paid in full prior to the reduction to zero of the Total Revolving Extensions of Credit, the Revolving Percentages shall be determined in a manner designed to ensure that the other outstanding Revolving Extensions of Credit shall be held by the Lenders on a comparable basis.

“Revolving Termination Date”: the earlier of: (i) August 31, 2011, or any such later date to which such date has been extended pursuant to Section 2.22, and (ii) the date of any termination of the Revolving Commitments pursuant to Section 2.7 or Section 8.

“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Securitization Facility Attributed Debt”: at any time, the aggregate net outstanding amount theretofore paid to any of the Group Members (without duplication) in respect of securitization assets (whether accounts receivable, general intangibles, instruments, documents, chattel paper or other similar assets) sold or transferred in connection with any securitization financing program established by any of the Group Members in respect of such securitization assets (it being the intent of the parties that such Securitization Facility Attributed Debt at any time outstanding approximate as closely as possible the principal amount of Indebtedness that would be outstanding at such time under such financing program if the same were structured as a secured lending arrangement rather than a sale or securitization arrangement).

“Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

“S&P”: Standard & Poor’s Rating Service, a division of the McGraw Hill Companies, Inc.

“Solvent”: when used with respect to any Person, means that, as of any date of determination, (a) the sum of the assets of such Person will, as of such date, exceed the sum of the liabilities of such Person as of such date, (b) such Person will be able to pay its debts as they mature and (c) such Person has sufficient capital to conduct its business. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Specified Hedge Agreement”: any Hedge Agreement (a) entered into by the Borrower and any Lender or Lender Affiliate and (b) that has been designated by the relevant Lender and the Borrower, by written notice to the Administrative Agent, as a Specified Hedge Agreement.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of either or both of the Borrower and Holdings.

“Swingline Commitment”: the obligation of the Swingline Lender to make Swingline Loans pursuant to Section 2.3 in an aggregate principal amount at any one time outstanding not to exceed $75,000,000.

“Swingline Index Rate” means, for any day, (a) the rate per annum appearing on Page 3750 of the Bridge Telerate Service (formerly Dow Jones Market Service) (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Swingline Lender from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time for such day, provided, if such day is not a Business Day, the immediately preceding Business Day, as the rate for dollar deposits with a one-month maturity; (b) if for any reason the rate specified in clause (a) of this definition does not so appear on Page 3750 of the Bridge Telerate Service (or any successor or substitute page or any such successor to or substitute for such Service), the rate per annum appearing on Reuters Screen LIBO page (or any successor or substitute page) as the London interbank offered rate for deposits in dollars at approximately 11:00 a.m., London time, for such day, provided, if such day is not a Business Day, the immediately preceding Business Day, for a one-month maturity; and (c) if the rate specified in clause (a) of this definition does not so appear on Page 3750 of the Bridge Telerate Service (or any successor or substitute page or any such successor to or substitute for such Service) and if no rate specified in clause (b) of this definition so appears on Reuters Screen LIBO page (or any successor or substitute page), the average of the interest rates per annum at which dollar deposits of $5,000,000 and for a one-month maturity are offered by the respective principal London offices of two reference banks designated by the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, for such day.

“Swingline Lender”: SunTrust Bank, in its capacity as the lender of Swingline Loans.

“Swingline Loans”: as defined in Section 2.3.

“Swingline Participation Amount”: as defined in Section 2.4(c).

“Syndication Agent”: as defined in the preamble hereto.

“Total Capitalization”: at any date, the sum of Consolidated Net Worth and Consolidated Total Debt of the Group Members at such date, determined on a consolidated basis in accordance with GAAP.

“Total Revolving Commitments”: at any time, the aggregate amount of the Revolving Commitments then in effect. The Total Revolving Commitments as of the Closing Date is $1,000,000,000.

“Total Revolving Extensions of Credit”: at any time, the aggregate amount of the Revolving Extensions of Credit of the Lenders outstanding at such time.

“Transferee”: any Assignee or Participant.

“Type”: as to any Loan, its nature as an ABR Loan, a Eurodollar Loan or a Swingline Loan bearing interest at an agreed rate and interest period as provided in the last sentence of Section 2.3(a).

“United States”: the United States of America.

“Unrestricted Subsidiary”: any Subsidiary which (i) is designated as an Unrestricted Subsidiary in accordance with Section 7.11, and (ii) has not incurred any Indebtedness that is guaranteed or otherwise supported by the credit of Holdings, the Borrower or any other of their respective Restricted Subsidiaries (but excluding any such guarantee or other credit support arrangement pursuant to which the liability of such guarantor or credit support provider is limited to loan amounts advanced by another Person against inventory claimed (by rights or claims of offset, ownership or similar claim) by such guarantor or credit support provider, and such guarantor or credit support provider is entitled to receive a pro rata interest in such inventory corresponding to the amounts paid in respect of such inventory).

“Utilization Premium”: for each Level and on each day, the rate per annum set forth below opposite such Level in effect on such day:

Level	Utilization Premium
Level I	0.05%
Level II	0.05%
Level III	0.05%
Level IV	0.05%
Level V	0.10%
Level VI	0.10%

“Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

1.2  Other Definitional Provisions.

(a)  Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)  As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP; provided, however, that for purposes of determining compliance with the covenants contained in Section 7, all accounting terms herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP as in effect on the date of this Agreement and applied on a basis consistent with the application used in the financial statements referred to in Section 4.1, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.

(c)  The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d)  The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

SECTION 2.   AMOUNT AND TERMS OF COMMITMENTS

2.1  Revolving Commitments.

(a)  Subject to the terms and conditions hereof, each Lender severally agrees to make revolving credit loans (“Revolving Loans”) to the Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender’s Revolving Percentage of the sum of (i) the L/C Obligations then outstanding and (ii) the aggregate principal amount of the Swingline Loans then outstanding, does not exceed the amount of such Lender’s Revolving Commitment. During the Revolving Commitment Period, the Borrower may use the Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Revolving Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.10.

(b)  Notwithstanding the foregoing, no Lender shall be obligated to make a Revolving Loan hereunder if the aggregate principal amount at any one time outstanding of such Lender’s Revolving Percentage of the Total Revolving Extensions of Credit exceeds such Lender’s Revolving Commitment.

(c)  The Borrower shall repay all outstanding Revolving Loans on the Revolving Termination Date.

2.2  Procedure for Revolving Loan Borrowing. The Borrower may borrow under the Revolving Commitments during the Revolving Commitment Period on any Business Day, provided that the Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 11:00 a.m., Atlanta time, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) on the requested Borrowing Date, in the case of ABR Loans), specifying (i) the amount and Type of Revolving Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurodollar Loans, the respective lengths of the initial Interest Period therefor. Each borrowing under the Revolving Commitments shall be in an amount equal to (x) in the case of ABR Loans, $1,000,000 or a whole multiple of $100,000 in excess thereof, and (y) in the case of Eurodollar Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof; provided, however, that the Swingline Lender may request, on behalf of the Borrower, borrowings under the Revolving Commitments that are ABR Loans in other amounts pursuant to Section 2.4. Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Lender thereof. Each Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower (or, with respect to Section 3.5, the Issuing Lender) at the Funding Office prior to 1:00 p.m., Atlanta time, on the Borrowing Date requested by or on behalf of the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower (or, with respect to Section 3.5, the Issuing Lender) by the Administrative Agent crediting the account of the Borrower (or, with respect to Section 3.5, the Issuing Lender) on the books of such Funding Office with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent or, at the Borrower's (or, with respect to Section 3.5, the Issuing Lender’s) option, by effecting a wire transfer of such amounts to an account designated by the Borrower (or, with respect to Section 3.5, the Issuing Lender) to the Administrative Agent.

2.3  Swingline Commitment.

(a)  Subject to the terms and conditions hereof, the Swingline Lender agrees to make a portion of the credit otherwise available to the Borrower under the Revolving Commitments from time to time during the Revolving Commitment Period by making swing line loans (“Swingline Loans”) to the Borrower; provided that (i) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed the Swingline Commitment then in effect (notwithstanding that the Swingline Loans outstanding at any time, when aggregated with the Swingline Lender’s other outstanding Revolving Loans, may exceed the Swingline Commitment then in effect) and (ii) the Borrower shall not request, and the Swingline Lender shall not make, any Swingline Loan if, after giving effect to the making of such Swingline Loan, the aggregate amount of the Available Revolving Commitments would be less than zero. During the Revolving Commitment Period, the Borrower may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Each Swingline Loan shall accrue interest (x) at the Swingline Index Rate plus the Applicable Margin for Eurodollar Loans at all times prior to the acquisition by any Lender of a participating interest therein as provided in Section 2.4, and (y) at the ABR plus the Applicable Margin at all times thereafter, in each case as such rate is in effect from time to time while such Swingline Loan is outstanding.

(b)  The Borrower shall repay (i) each outstanding Swingline Loan not later than seven (7) Business Days after the date such Swingline Loan was advanced pursuant to Section 2.3(a), and (ii) all outstanding Swingline Loans on the Revolving Termination Date.

2.4  Procedure for Swingline Borrowing; Refunding of Swingline Loans.

(a)  Whenever the Borrower desires that the Swingline Lender make Swingline Loans, it shall give the Administrative Agent and the Swingline Lender irrevocable telephonic notice confirmed promptly in writing (which telephonic notice must be received by the Swingline Lender not later than 1:00 P.M., Atlanta time, on the proposed Borrowing Date), specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date (which shall be a Business Day during the Revolving Commitment Period). Each borrowing under the Swingline Commitment shall be in an amount equal to $1,000,000 or a whole multiple of $100,000 in excess thereof. Not later than 3:00 P.M., Atlanta time, on the Borrowing Date specified in a notice in respect of Swingline Loans, the Swingline Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the amount of the Swingline Loan to be made by the Swingline Lender. The Administrative Agent shall make the proceeds of such Swingline Loan available to the Borrower on such Borrowing Date by depositing such proceeds in the account of the Borrower with the Administrative Agent on such Borrowing Date in immediately available funds or, at the Borrower's option, by effecting a wire transfer of such amounts to an account designated by the Borrower to the Administrative Agent.

(b)  The Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), on one Business Day’s notice given by the Swingline Lender to the Administrative Agent no later than 12:00 Noon, Atlanta time, request each Lender to make, and each Lender hereby agrees to make, a Revolving Loan, in an amount equal to such Lender’s Revolving Percentage of the aggregate amount of the Swingline Loans (the “Refunded Swingline Loans”) outstanding on the date of such notice, together with all interest accrued and unpaid thereon, to repay the Swingline Lender. Revolving Loans made pursuant to this Section 2.4(b) initially shall bear interest at the ABR plus the Applicable Margin. Each Lender shall make the amount of such Revolving Loan available to the Administrative Agent at the Funding Office in immediately available funds, not later than 10:00 A.M., Atlanta time, one Business Day after the date of such notice. The proceeds of such Revolving Loans shall be immediately made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Refunded Swingline Loans and all interest accrued and unpaid thereon. The Borrower irrevocably authorizes the Swingline Lender to charge the Borrower’s accounts with the Administrative Agent (up to the amount available in each such account) in order to immediately pay the amount of such Refunded Swingline Loans and all interest accrued and unpaid thereon to the extent amounts received from the Lenders are not sufficient to repay in full such Refunded Swingline Loans and all interest accrued and unpaid thereon. The Administrative Agent shall give the Borrower prompt notice of any such charge against the Borrower’s account.

(c)  If prior to the time a Revolving Loan would have otherwise been made pursuant to Section 2.4(b), one of the events described in Section 8(f) shall have occurred and be continuing with respect to the Borrower or if for any other reason, as determined by the Swingline Lender in its sole discretion, Revolving Loans may not be made as contemplated by Section 2.4(b), each Lender shall, on the date such Revolving Loan was to have been made pursuant to the notice referred to in Section 2.4(b) (the “Refunding Date”), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the “Swingline Participation Amount”) equal to (i) such Lender’s Revolving Percentage times (ii) the sum of the aggregate principal amount of Swingline Loans then outstanding, together with all interest accrued and unpaid thereon, that were to have been repaid with such Revolving Loans.

(d)  Whenever, at any time after the Swingline Lender has received from any Lender such Lender’s Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided, however, that in the event that such payment received by the Swingline Lender is required to be returned, such Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.

(e)  Each Lender’s obligation to make the Loans referred to in Section 2.4(b) and to purchase participating interests pursuant to Section 2.4(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Lender or the Borrower may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5; (iii) any adverse change in the condition (financial or otherwise) of the Borrower or any other Loan Party; (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

2.5  Evidence of Debt.

(a)  Each Lender shall maintain in accordance with its usual practice appropriate records evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time in respect of such Loans. The Administrative Agent shall maintain the Register pursuant to Section 10.6(d), and a record therein for each Lender, in which shall be recorded (i) the amount of each Loan made by such Lender, the interest rate applicable thereto and each Interest Payment Date applicable thereto, and (ii) the amount of any sum received by the Administrative Agent hereunder from the Borrower on account of such Loan. The entries made in the Register and the records of each Lender maintained pursuant to this Section 2.5 shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such record, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made by such Lender in accordance with the terms of this Agreement.

(b)  At the request of any Lender (including the Swingline Lender) at any time, the Borrower agrees that it will execute and deliver to such Lender a Note evidencing the Revolving Loans of such Lender and, in the case of the Swingline Lender only, a Note evidencing the Swingline Loans of the Swingline Lender, payable to the order of such Lender.

2.6  Facility Fees, etc.

(a)  The Borrower agrees to pay to the Administrative Agent for the account of each Lender a facility fee for the period from and including the date hereof to the Revolving

(b)  Termination Date, computed at the Facility Fee Rate on the average daily amount of the Revolving Commitment of such Lender in effect (whether or not then being used) during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December and on the Revolving Termination Date, commencing on the first of such dates to occur after the date hereof.

(c)  The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates previously agreed to in writing by the Borrower and the Administrative Agent.

2.7  Termination or Reduction of Revolving Commitments. The Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Loans made on the effective date thereof pursuant to Section 2.9, the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments. Any such reduction shall be in an amount equal to $10,000,000, or an integral multiple of $1,000,000 in excess thereof, and shall reduce permanently the Revolving Commitments then in effect.

2.8  Optional Prepayments. The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent at least three Business Days prior thereto in the case of Eurodollar Loans and no later than 11:00 a.m., Atlanta time, on the date of such prepayment in the case of ABR Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or ABR Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.18. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid. Partial prepayments of the Loans shall be in an aggregate principal amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof. Partial prepayments of Swingline Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof.

2.9  Prepayments on Revolving Commitment Reductions. Any reduction of the Revolving Commitments shall be accompanied by prepayment of the Revolving Loans and/or Swingline Loans to the extent, if any, that the Total Revolving Extensions of Credit would exceed the amount of the Total Revolving Commitments as so reduced, provided that if the aggregate principal amount of Revolving Loans and Swingline Loans then outstanding is less than the amount of such excess (because L/C Obligations constitute a portion thereof), the Borrower shall, to the extent of the balance of such excess, replace outstanding Letters of Credit and/or deposit an amount in cash in a cash collateral account established with the Administrative Agent for the benefit of the Lenders on terms and conditions satisfactory to the Administrative Agent. The application of any prepayment pursuant to this Section 2.9 shall be made, first, to ABR Loans and, second, to Eurodollar Loans. Each prepayment of the Loans under this Section 2.9 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

2.10  Conversion and Continuation Options.

(a)  The Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent at least two Business Days’ prior irrevocable notice of such election, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent at least three Business Days’ prior irrevocable notice of such election (which notice shall specify the length of the initial Interest Period therefor), provided that no ABR Loan may be converted into a Eurodollar Loan when both (i) a Default or an Event of Default has occurred and is continuing, and (ii) the Administrative Agent or the Required Lenders have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b)  Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan may be continued as such when any Default or Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuations, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

2.11  Limitations on Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $5,000,000 or an integral multiple of $1,000,000 in excess thereof and (b) no more than six Eurodollar Tranches shall be outstanding at any one time.

2.12  Interest Rates and Payment Dates.

(a)  Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

(b)  Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

(c)  Each Swingline Loan (other than an ABR Loan) shall bear interest at the rate set forth in Section 2.3(a).

(d)  (i) If all or a portion of the principal amount of any Revolving Loan, Swingline Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% or (y) in the case of Reimbursement Obligations, the rate applicable to ABR Loans plus 2%, and (ii) if all or a portion of any interest payable on any Revolving Loan, Swingline Loan, or Reimbursement Obligation or any facility fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans plus 2%, in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

(e)  Interest in respect of all Revolving Loans and all Swingline Loans shall be payable in arrears on each Interest Payment Date. Notwithstanding the foregoing, interest accruing pursuant to paragraph (d) of this Section shall be payable from time to time on demand.

2.13  Computation of Interest and Fees.

(a)  Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b)  Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.12(a).

2.14  Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

(i)  the Administrative Agent shall have determined in its good faith judgment (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(ii)  the Administrative Agent shall have received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not reflect the actual cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period;

the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans shall be converted, on the last day of the then-current Interest Period, to ABR Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to convert Loans to Eurodollar Loans. The Administrative Agent shall promptly withdraw such notice when Eurodollar Loans are again available.

2.15  Pro Rata Treatment and Payments.

(a)  Each borrowing by the Borrower from the Lenders hereunder (other than the borrowing of Swingline Loans), each payment by the Borrower on account of any facility fee and any reduction of the Revolving Commitments of the Lenders shall be made pro rata according to the respective Revolving Commitments of the relevant Lenders.

(b)  Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Loans shall be made pro rata according to the respective outstanding principal amounts of the Loans then held by the Lenders.

(c)  All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, Atlanta time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(d)  Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the  Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans, on demand, from the Borrower.

(e)  Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

2.16  Requirements of Law.

(a)  If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i)  shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any Application or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 2.17 and changes in the rate of tax on the overall net income of such Lender);

(ii)  shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate; or

(iii)  shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any amounts pursuant to this paragraph, it shall promptly notify the Borrower in writing (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled; provided that the Borrower shall not be required to compensate a Lender pursuant to this paragraph for any amounts incurred more than three months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; and provided further that, if the circumstances giving rise to such claim have a retroactive effect, then such period for which the Borrower shall be required to compensate the Lenders shall be extended to include the period of such retroactive effect.

(b)  If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction; provided that the Borrower shall not be required to compensate a Lender pursuant to this paragraph for any amounts incurred more than three months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; and provided further that, if the circumstances giving rise to such claim have a retroactive effect, then such period for which the Borrower shall be required to compensate the Lenders shall be extended to include the period of such retroactive effect

(c)  A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.17  Taxes.

(a)  All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of paragraph (d) or (e) of this Section or (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph.

(b)  In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)  Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure.

(d)  Each Lender (or Transferee) that is not a “U.S. Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit F and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.

(e)  A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

(f)  The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder and for a period of one year after the indefeasible payment in full of all Obligations and the termination of this Agreement and the other Loan Documents.

2.18  Indemnity. The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.19  Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.16, 2.17(a) or 2.20 with respect to such Lender, to the extent permitted by law, it will designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, are not disadvantageous to such Lender, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.16, 2.17(a), or 2.20.

2.20  Illegality. If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof shall make it unlawful, impossible or impracticable for any Lender to make, maintain or fund any Eurodollar Loan and such Lender shall so notify the Administrative Agent and the Borrower thereof (with supporting documentation) of such event, then such Lender's Revolving Commitment shall be suspended and, 30 days following such notification, shall be canceled if such unlawfulness, impossibility or impracticability shall then be continuing. The Borrower shall prepay such Lender's Loans or convert such Eurodollar Loans to ABR Loans at the time or times and to the extent necessary to avoid such unlawfulness, together with unpaid accrued interest thereon, unpaid accrued fees and any other amounts due and payable to such Lender, unless, in either case, prior thereto, the Borrower shall have given notice to such Lender that the Borrower will require such Lender to assign and transfer all of its interests in this Agreement pursuant to Section 2.19 and shall have caused such Lender to have so assigned and transferred such interests.

2.21  Replacement of Lenders. The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.16 or 2.17(a), (b) requires relief pursuant to Section 2.20 or (c) refuses to consent to certain proposed amendments, modifications, waivers, discharges or terminations with respect to this Agreement that require the consent of all Lenders (or all affected Lenders) pursuant to Section 10.1 and the same have been approved by the Required Lenders, in each case with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 2.19 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.16 or 2.17(a) or relief pursuant to Section 2.20, (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Lender for any amounts owing under Section 2.18 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution, if not already a Lender, shall be an Eligible Assignee, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrower shall pay to the Lender being replaced all additional amounts (if any) required pursuant to Section 2.16 or 2.17(a), as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender. If any circumstances arise which result, or such Lender becomes aware of any circumstances which are expected to result, in the Borrower having to make such compensation or indemnification or in it becoming illegal for such Lender to make, fund or maintain such Lender's Eurodollar Loans, such Lender shall use its commercially reasonable efforts to notify the Borrower thereof and, in consultation with the Borrower, such Lender shall take all steps, if any, it determines are reasonable and the Borrower determines are acceptable to mitigate the effect of those circumstances; provided that no delay or failure by any Lender to provide any such notice shall affect the obligations of the Borrower hereunder.

2.22  Extension of Revolving Termination Date.

(a)  No earlier than 60 days and at least 45 days prior to each of the first and second anniversary of the Closing Date, the Borrower may, by written notice to the Administrative Agent (who shall promptly notify each Lender thereof), request that the Revolving Termination Date then in effect be extended for a one-year period.

(b)  If a Lender agrees, in its individual and sole discretion, to so extend its Revolving Commitment (an "Extending Lender"), it shall deliver to the Administrative Agent a written notice of its agreement to do so at least 30 days prior to such anniversary date and the Administrative Agent shall promptly thereafter notify the Borrower of such Extending Lender's agreement to extend its Revolving Commitment (and such agreement shall be irrevocable until such anniversary date). The Revolving Commitment of any Lender that fails to accept or respond to the Borrower's request for extension of the Revolving Termination Date (a "Declining Lender") shall be terminated on the Revolving Termination Date then in effect for such Lender (without regard to any extension by other Lenders). The Administrative Agent shall promptly notify the Borrower and each Extending Lender of the aggregate Revolving Commitments of the Declining Lenders. Each Extending Lender may offer to increase its respective Revolving Commitment by an aggregate amount up to the aggregate amount of the Declining Lenders' Revolving Commitments and such Extending Lender shall deliver to the Administrative Agent a notice of its offer to so increase its Revolving Commitment no later than 15 days prior to such anniversary date (and such offer shall be irrevocable until such anniversary date).

(c)  To the extent the aggregate amount of extended Revolving Commitments is less than the aggregate amount of Revolving Commitments so requested to be extended pursuant to the foregoing, the Borrower shall have the right to require any Declining Lender to (and any such Declining Lender shall) assign in full its rights and obligations under this Agreement to one or more banks or other financial institutions (which may be, but need not be, one or more of the existing Lenders) which at the time agree to, in the case of any such Person that is an existing Lender, increase its Revolving Commitment and in the case of any other such Person (a “Replacement Lender”) become a party to this Agreement; provided that (i) such assignment is otherwise in compliance with Section 10.6, (ii) such Declining Lender receives payment in full of the unpaid principal amount of all Revolving Loans owing to such Declining Lender, together with all accrued and unpaid interest thereon and all fees accrued and unpaid under this Agreement to the date of such payment of principal and all other amounts then due to such Declining Lender under this Agreement and (iii) any such assignment shall be effective on the date on or before such anniversary date as may be specified by the Borrower and agreed to by the Replacement Lenders or the Extending Lenders, as the case may be, and the Administrative Agent.

(d)  On the Revolving Termination Date for each Declining Lender, (x) the Borrower shall pay in full the unpaid principal amount of all Revolving Loans owing to such Declining Lender, together with all accrued and unpaid interest thereon and all fees accrued and unpaid under this Agreement to the date of such payment of principal and all other amounts then due to such Declining Lender under this Agreement, and (y) the amount of the participating interests held by each remaining Lender in respect of each Letter of Credit and Swingline Loan then outstanding shall be adjusted automatically such that, after giving effect to such adjustments, the remaining Lenders shall hold participating interests in respect of each such Letter of Credit and Swingline Loan in proportion to their respective Revolving Commitments.

(e)  Notwithstanding the foregoing, if, but only if, Extending Lenders and Replacement Lenders have agreed to provide Revolving Commitments in an aggregate amount greater than 50% of the aggregate amount of the Revolving Commitments outstanding immediately prior to such anniversary date, the Revolving Termination Date of such Extending Lenders and Replacement Lenders shall be extended by one year.

(f)  The Revolving Termination Date of such Extending Lenders and Replacement Lenders may be extended by one year under the terms of this Section 2.22 not more than a total of two times during the term of this Agreement.

2.23  Increase in Revolving Commitments.

(a)  On not more than three occasions during any calendar year, the Borrower may submit to the Administrative Agent the Borrower’s written request that the Revolving Commitments be increased up to a total amount not to exceed on any such occasion $1,250,000,000 (the requested amount on each such occasion being the “Maximum Revolving Commitments”), and the Administrative Agent shall promptly give notice of such request to each Lender (the “Revolving Commitment Increase Notice”). Within fifteen (15) Business Days after its receipt from the Administrative Agent of a Revolving Commitment Increase Notice, each Lender that desires to increase its Revolving Commitment in response to such request (each such Lender, a “Consenting Lender”) shall deliver written notice to the Administrative Agent of its election to increase its Revolving Commitment and the maximum amount of such increase (for each Consenting Lender, its “Additional Revolving Commitment”), which may not be larger than the excess of (a) the Maximum Revolving Commitments, over (b) the Revolving Commitments then in effect. The failure of any Lender to so notify the Administrative Agent of its election and its Additional Revolving Commitment, if any, shall be deemed to be a refusal by such Lender to increase its Revolving Commitment. If the sum of the Revolving Commitments then in effect plus the aggregate Additional Revolving Commitments does not exceed the Maximum Revolving Commitments, the Revolving Commitment of each Consenting Lender shall be increased by its Additional Revolving Commitment as hereinafter provided. If the sum of the Revolving Commitments then in effect plus the aggregate Additional Revolving Commitments exceeds the Maximum Revolving Commitments, the Revolving Commitment of each Consenting Lender shall be increased by an amount equal to the product of (i) such Consenting Lender’s Additional Revolving Commitment multiplied by (ii) the quotient of (a) the excess of (A) the Maximum Revolving Commitments, over (B) the Revolving Commitments then in effect, divided by (b) the aggregate Additional Revolving Commitments of all Consenting Lenders. Any increase in the Revolving Commitments shall be effective as of the date specified pursuant to Section 2.23(c); provided, that the Revolving Commitments may not at any time exceed the Maximum Revolving Commitments.

(b)  If the sum of the Revolving Commitments then in effect plus the aggregate Additional Revolving Commitments pursuant to Section 2.23(a) is less than the Maximum Revolving Commitments, then the Borrower may obtain the remainder of the Maximum Revolving Commitment from one or more new banks or other financial institutions acceptable to the Borrower and the Administrative Agent (which acceptance shall not be unreasonably withheld) (each a “New Lender”). Upon (i) the execution of a joinder agreement with respect to this Agreement by such New Lender and acceptance thereof by the Administrative Agent, (ii) the execution and delivery by the Borrower of any Notes requested by the New Lender evidencing its Loans, and (iii) delivery of notice to the Lenders by the Administrative Agent setting forth the effective date of the addition of the New Lender(s) hereunder and the amount of such New Lender(s)’ Revolving Commitment(s), such New Lender(s) shall be for all purposes Lender(s) party to this Agreement to the same extent as if original parties hereto with Revolving Commitment(s) as set forth on the joinder agreement executed by the New Lender(s); provided, however, (i) the total Revolving Commitments of all Lenders (including any New Lenders) shall not exceed in the aggregate the Maximum Revolving Commitments, and (ii) the Revolving Commitments of all Lenders that are parties hereto prior to the addition of any New Lender shall not be affected by the addition of such New Lender.

(c)  Prior to any increase in the Revolving Commitments becoming effective pursuant to this Section 2.23, Borrower and Guarantor shall deliver such opinions of counsel for the Borrower and the Guarantor with respect thereto as the Administrative Agent may reasonably request, no Default or Event of Default shall then exist or have occurred and be continuing, and the other conditions set forth in Section 5.2 shall have been satisfied. Effective on the date on which the increase in Revolving Commitments pursuant to this Section 2.23 takes effect, which date shall be mutually agreed upon by the Borrower, the Administrative Agent, and each Lender or New Lender increasing or providing, as the case may be, its Revolving Commitments, (i) all Loans outstanding hereunder shall be converted into, and shall be advanced as, Eurodollar Loans or ABR Loans (or both) as selected by the Borrower by notice to the Administrative Agent in accordance with the provisions of Section 2.2, such that all such Loans are held by the Lenders (including any New Lenders) in the proportion of their Revolving Percentages, as determined taking into account the increase in the Revolving Commitments, and (ii) each New Lender and each other Lender increasing its Revolving Commitment shall advance any additional amounts to be advanced by it hereunder, by making funds available to the Administrative Agent, in immediately available funds, not later than 1:00 p.m. Atlanta, Georgia time on such date. After the Administrative Agent’s receipt of such funds, the Administrative Agent shall disburse to the non-Consenting Lenders any resulting repayments of such outstanding Loans. If any conversion or payment of a Eurodollar Loan pursuant to the foregoing provisions occurs on a day that is not the last day of the applicable Interest Period, the provisions of Section 2.16 shall apply thereto.]

                            SECTION 3. LETTERS OF CREDIT

3.1  L/C Commitment.

(a)  Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Lenders set forth in Section 3.4(a), agrees to issue letters of credit (“Letters of Credit”) for the account of the Borrower on any Business Day during the Revolving Commitment Period in such form as may be approved from time to time by the Issuing Lender; provided that the Borrower shall not request the Issuing Lender to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment or (ii) the aggregate amount of the Available Revolving Commitments would be less than zero. Each Letter of Credit shall (i) be denominated in Dollars, (ii) have a face amount of at least $2,500,000 (unless otherwise agreed by the Issuing Lender) and (iii) expire no later than the date that is five Business Days prior to the Revolving Termination Date.

(b)  The Issuing Lender shall not at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

3.2  Procedure for Issuance of Letter of Credit. The Borrower may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may reasonably request. Upon receipt of any Application, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than two Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and the Borrower. The Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower promptly following the issuance thereof. The Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).

3.3  Fees and Other Charges.

(a)  The Borrower will pay a fee on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans, shared ratably among the Lenders according to their respective Revolving Commitments and payable quarterly in arrears on each L/C Fee Payment Date after the issuance date. In addition, the Borrower shall pay to the Issuing Lender for its own account a fronting fee of 0.100% per annum on the undrawn and unexpired amount of each Letter of Credit, payable quarterly in arrears on each L/C Fee Payment Date after the Issuance Date.

(b)  In addition to the foregoing fees, the Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

3.4  L/C Participations.

(a)  The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Percentage in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement or which is not converted to ABR Loans pursuant to Section 3.5 of this Agreement, such L/C Participant shall pay to the Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Revolving Percentage of the amount of such draft, or any part thereof, that is not so reimbursed.

(b)  If any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit is not paid to the Issuing Lender on the date such payment is due, such L/C Participant shall pay to the Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360, provided that if any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to the Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans under the Revolving Facility. A certificate of the Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

(c)  Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.4(a), the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by the Issuing Lender), or any payment of interest on account thereof, the Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

3.5  Reimbursement Obligation of the Borrower.

(a)  The Borrower agrees to reimburse the Issuing Lender on the Business Day next succeeding the Business Day on which the Issuing Lender notifies the Borrower of the date and amount of a draft presented under any Letter of Credit and paid by the Issuing Lender for the amount of (a) such draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment. Each such payment shall be made to the Issuing Lender at its address for notices referred to herein in Dollars and in immediately available funds. Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at the rate set forth in (i) until the Business Day next succeeding the date of the relevant notice, Section 2.12(b) and (ii) thereafter, Section 2.12(c).

(b)  Unless the Borrower shall have notified the Issuing Bank and the Administrative Agent prior to 11:00 a.m., Atlanta time, on the Business Day immediately prior to the date on which such draft is honored that the Borrower intends to reimburse the Issuing Bank for the amount of such draft in funds other than from the proceeds of Loans, the Borrower shall be deemed to have timely given a notice of borrowing to the Administrative Agent requesting the Lenders to make an ABR Loan on the date on which such draft is honored in an exact amount due to the Issuing Bank. The Administrative Agent shall notify the Lenders of such borrowing in accordance with Section 2.2, and each Lender shall make the proceeds of its ABR Loan included in such borrowing available to the Administrative Agent for the account of the Issuing Bank in accordance with Section 2.2. The proceeds of such borrowing shall be applied directly by the Administrative Agent to reimburse the Issuing Bank for the amount of (a) such draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment.

(c)  If for any reason an ABR Loan may not be (as determined in the sole discretion of the Administrative Agent), or is not, made in accordance with the foregoing provisions, then each L/C Participant (other than the Issuing Bank) shall be obligated to fund the participation that such L/C Participant purchased pursuant to Section 3.4(a) in an amount equal to such L/C Participant’s Revolving Percentage in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit and the amount of each draft paid by the Issuing Lender thereunder on and as of the date which such ABR Loan should have occurred pursuant to this Section 3.5.

3.6  Obligations Absolute. The Borrower’s obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against the Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Borrower’s Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Issuing Lender. The Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Commercial Code of the State of New York, shall be binding on the Borrower and shall not result in any liability of the Issuing Lender to the Borrower.

3.7  Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the Borrower of the date and amount thereof. The responsibility of the Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

3.8  Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

                            SECTION 4.   REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, Holdings and the Borrower hereby jointly and severally represent and warrant to the Administrative Agent and each Lender that:

4.1  Financial Condition. The audited consolidated balance sheets of Holdings as at December 31, 2005, and the related consolidated statements of income, retained earnings and cash flows for the fiscal year ended on such date, reported on by and accompanied by an unqualified report from PricewaterhouseCoopers LLP, fairly present in all material respects the consolidated financial condition of Holdings as at such date, and the consolidated results of its operations and its consolidated cash flows for the fiscal year then ended. The unaudited consolidated balance sheet of Holdings as at June 30, 2006, and the related unaudited consolidated statements of income, retained earnings and cash flows for the three-month period ended on such date, fairly present in all material respects the consolidated financial condition of Holdings as at such date, and the consolidated results of its operations and its consolidated cash flows for the three-month period then ended (subject to normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein).

4.2  No Change. Since December 31, 2005, no event or condition has occurred or changed that has had or could reasonably be expected to have a Material Adverse Effect.

4.3  Existence; Compliance with Law. Each Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law except to the extent that such non-compliance, singly or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

4.4  Power; Authorization; Enforceable Obligations. Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. No authorization or approval of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, other than any such consents, authorizations, filings and notices which have been obtained or made and are in full force and effect. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.5  No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any material Requirement of Law or any material Contractual Obligation of any of Holdings, the Borrower or their respective Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation. No Requirement of Law or Contractual Obligation applicable to Holdings, the Borrower or any of their respective Subsidiaries could reasonably be expected to have a Material Adverse Effect.

4.6  Litigation. No litigation, arbitration or administrative proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of Holdings or the Borrower, threatened (i) against Holdings or the Borrower or any of their respective Subsidiaries to restrain the entry by Holdings or the Borrower into, the enforcement of or exercise of any rights by the Lenders or the Administrative Agent under, or the performance or compliance by the Borrower with any obligations under, this Agreement, the Notes, or the Guarantee Agreement, or (ii) against Holdings or the Borrower or any of their Subsidiaries which has had or would reasonably be expected to have a Material Adverse Effect.

4.7  No Default. No Default or Event of Default has occurred and is continuing.

4.8  Ownership of Property; Liens. Each Group Member has title in fee simple to, or a valid leasehold interest in, all its real property which is material to the operation of such Group Member’s business, and good title to, or a valid leasehold interest in, all its other property which is material to the operation of such Group Member’s business, and none of such property is subject to any Lien except as permitted by Section 7.2.

4.9  Intellectual Property. (i) Each Group Member owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted; (ii) no material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does Holdings or the Borrower know of any valid basis for any such claim and (iii) the use of Intellectual Property which is material to the operation of each Group Member’s business does not infringe on the rights of any Person in any material respect.

4.10  Taxes. Each Group Member has filed or caused to be filed all Federal, state and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member); no tax Lien has been filed, and, to the knowledge of Holdings and the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge.

4.11  Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used in any manner which violates Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in

Regulation U. After application of the proceeds of all Loans and any purchases funded thereby, less than 25% of the assets of Holdings and the Borrower and their Subsidiaries consist of “margin stock” (as defined in Regulation U).

4.12  ERISA. Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and, to the knowledge and belief of Holdings and the Borrower, each Plan has complied in all material respects with the applicable provisions of ERISA and the Code except where non-compliance, either singly or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by an amount that could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a liability or loss under ERISA, and neither the Borrower nor any Commonly Controlled Entity would become subject to any liability or loss under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made, in any case where, either singly or in the aggregate, the aggregate amount of loss or liability could not reasonably be expected to have a Material Adverse Effect.

4.13  Investment Company Act; Other Regulations. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board and the Public Utility Holding Company Act) that limits its ability to borrow Loans or obtain other Revolving Extensions of Credit under this Agreement.

4.14  Subsidiaries. As of the Closing Date, (a) Schedule 4.14 sets forth the name and jurisdiction of incorporation of each Subsidiary of each of Holdings and the Borrower and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party, and whether such Subsidiary is then a Restricted Subsidiary or Unrestricted Subsidiary, and (b) except as set forth on Schedule 4.14, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock performance grants granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of Holdings, the Borrower or any of their respective Subsidiaries, except as created by the Loan Documents.

4.15  Use of Proceeds. The proceeds of the Loans and the Letters of Credit shall be used to repay existing Indebtedness, to support the issuance of commercial paper by the Borrower, to fund Permitted Acquisitions, capital expenditures, repurchases of shares of Capital

Stock of Holdings, and ongoing working capital needs, and for general corporate purposes of Holdings, the Borrower and the other Group Members.

4.16  Environmental Matters. Except (i) as may be disclosed on Schedule 4.16, or (ii) as, either singly or in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a)  the facilities and properties owned, leased or operated by any of Holdings, the Borrower, or their respective Subsidiaries (the “Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could give rise to liability under, any Environmental Law;

(b)  none of Holdings, the Borrower, or their respective Subsidiaries has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any of them (the “Business”), nor does Holdings or the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;

(c)  Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that could give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law;

(d)  no judicial proceeding or governmental or administrative action is pending or, to the knowledge of Holdings and the Borrower, threatened, under any Environmental Law to which any of Holdings, the Borrower, or their respective Subsidiaries is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

(e)  there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws;

(f)  the Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and

(g)  no Group Member has assumed any liability of any other Person under Environmental Laws.

4.17  Accuracy of Information, etc. No statement or information contained in this Agreement, any other Loan Document, the Confidential Executive Summary or any other document, certificate or written statement furnished by any Loan Party or other statement made or furnished by a Responsible Officer of any Loan Party, in each case to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished (or, in the case of the Confidential Executive Summary, as of the date of this Agreement), any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading. There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents, in the Confidential Executive Summary or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

4.18  Solvency. Each Loan Party is, and after giving effect to the incurrence of all Obligations being incurred in connection herewith, will be and will continue to be, Solvent.

4.19  Status of Loans and Guarantee Agreement. The obligations of Borrower and Holdings in respect of the Loans, the Reimbursement Obligations, and Guarantee Agreement, respectively, constitute senior, unsubordinated, unsecured, direct obligations of such Loan Parties and rank pari passu with such Loan Parties’ other senior, unsubordinated, unsecured obligations.

4.20  OFAC. No Loan Party (i) is a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner violative of Section 2, or (iii) is a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

4.21  USA Patriot Act. Each Loan Party is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001, Title III of Pub. L. 107-56, as amended). No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended

                                SECTION 5.   CONDITIONS PRECEDENT

          5.1   CONDITIONS TO INITIAL EXTENSION OF CREDIT. The aggreement of each lender to make the initial extension of credit requesteed to be made by it is subject to the satisfaction on the Closing Date of the following conditions precedent:

(a)  Credit Agreement; Guarantee Agreement. The Administrative Agent shall have received (i)  this Agreement executed and delivered by the Agents, Holdings, the Borrower and each Lender, (ii) the Notes requested by the Lenders as executed and delivered by the Borrower, and (iii) the Guarantee Agreement executed and delivered by Holdings.

(b)  Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid (including, without limitation, the upfront fees), and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel to the Administrative Agent), on or before the Closing Date.

(c)  Closing Certificate. The Administrative Agent shall have received a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments.

(d)  Legal Opinions. The Administrative Agent shall have received the executed legal opinions of (1) McKenna Long & Aldridge LLP, counsel to Holdings and (2) Woodburn and Wedge, counsel to the Borrower, substantially in the forms of Exhibits E-1, and E-2. Such legal opinions shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

(e)  Certificate of Officers. The Administrative Agent shall have received certificates of the Secretary or an Assistant Secretary of the Borrower and Holdings containing specimen signatures of the persons authorized to execute the Loan Documents on behalf of the Borrower and Holdings, and any other documents provided for herein or therein, together with (x) copies of resolutions of the Boards of Directors of the Borrower and Holdings authorizing the execution and delivery of the Loan Documents, (y) copies of the Borrower’s and Holdings’ articles or certificate of incorporation, by-laws, and other governing or organizational documents, and (z) a certificate of good standing from the Office of the Secretary of State of the state of organization of each of the Borrower and Holdings.

(f)  Commercial Paper Rating. The Borrower has delivered to the Lenders satisfactory evidence that the Borrower has a short-term commercial paper rating of at least A2 from S&P and at least P2 from Moody’s.

(g)  Termination of Existing Credit Agreement. Prior to or simultaneously with the effectiveness of this Agreement, the Borrower shall have repaid all outstanding advances and shall have paid all other amounts payable under the Existing Credit Agreement, and the commitments under such Existing Credit Agreement shall have been terminated.

5.2  Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it on any date (including its initial extension of credit) is subject to the satisfaction of the following conditions precedent:

(a)  Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date, except (i) to the extent any representation and warranty expressly relates to any earlier date, in which case such representation and warranty shall have been true and correct in all material respects on and as of such earlier date, and (ii) no representation or warranty shall be deemed made as of any date subsequent to the Closing Date as to the matters set forth in Section 4.2 and Section 4.6(ii).

(b)  No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(c)  Other Documents. The Administrative Agent shall have received such other documents, certificates, information and legal opinions as it or the Required Lenders may have reasonably requested.

Each borrowing by, and issuance of a Letter of Credit on behalf of, the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.

                                SECTION 6.   AFFIRMATIVE COVENANTS

Holdings and the Borrower hereby jointly and severally agree that, so long as the Revolving Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, each of Holdings and the Borrower shall and shall cause each other Group Member to:

6.1  Financial Statements. Furnish to the Administrative Agent for delivery to the Lenders:

(a)  as soon as available, but in any event within 90 days after the end of each fiscal year of Holdings, a copy of the audited consolidated balance sheet of Holdings and its consolidated Subsidiaries and a copy of the separate unaudited balance sheet (or, if audited financial statements are otherwise prepared or required to be prepared for such Unrestricted Subsidiary, audited balance sheet) of each Unrestricted Subsidiary, in each case as at the end of such year and the related audited (or, in the case of any Unrestricted Subsidiary for which audited statements are not required by this Section 6.1(a), unaudited) consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on for such fiscal year without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by Holdings’ independent certified public accountants of nationally recognized standing; and

(b)  as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of Holdings (other than the last fiscal quarter of each fiscal year), a copy of the unaudited consolidated balance sheet of Holdings and its consolidated Subsidiaries, and a copy of the separate unaudited consolidated balance sheet of each Unrestricted Subsidiary, in each case as at the end of such quarter and the related unaudited statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as having been prepared in accordance with GAAP (subject to normal year-end audit adjustments).

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein and except for the omission of footnotes in the quarterly financial statements).

6.2  Certificates; Other Information. Furnish to the Administrative Agent for delivery to the Lenders (or, in the case of clause (d), to the relevant Lender):

(a)  concurrently with the delivery of any financial statements pursuant to Section 6.1, (i) a certificate of a Responsible Officer stating that, to the best of each such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) a Compliance Certificate containing all information and calculations necessary for determining compliance by each Group Member with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of Holdings, as the case may be;

(b)  (i) prompt notice to the Administrative Agent of any failure by Holdings or the Borrower to file with the SEC any annual report on Form 10-K or quarterly report on Form 10-Q on or before the date such report is required to be filed pursuant to SEC regulations, and (ii) within five days after the same is filed, notice to the Administrative Agent of the filing of any such annual report on Form 10-K or quarterly report on Form 10-Q that had not previously been filed by Holdings or the Borrower as described in the preceding clause (i), and the availability to the Lenders of such filing through electronic access;

(c)  within five days after the same is filed, notice to the Administrative Agent of the filing by Holdings or the Borrower with the SEC of any proxy statement, and the availability to the Lenders of such filing through electronic access; and

(d)  promptly, such additional financial and other information as any Lender may from time to time reasonably request.

6.3  Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its Federal, state and other material taxes and other material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member.

6.4  Maintenance of Existence; Compliance. (a) (i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.3 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.5  Maintenance of Property; Insurance. (a) Keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and (b) maintain insurance (either with financially sound insurance companies or through self-insurance) on all its property in at least such amounts and against at least such risks (but including in any event public liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.

6.6  Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in respect of Holdings, the Borrower, and their respective Subsidiaries in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to their business and activities and (b) permit representatives of the Administrative Agent or any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records during normal business hours and, if no Event of Default has occurred and is continuing, upon reasonable notice and as often as may reasonably be desired and to discuss their respective businesses, operations, properties and financial and other condition with their respective officers and employees and with their independent certified public accountants; provided, that unless an Event of Default has occurred and is continuing, the Administrative Agent and the Lenders shall use their reasonable efforts to coordinate any such visits or inspections so as to minimize disruption of the conduct of their respective businesses, as applicable.

6.7  Notices. Promptly give notice to the Administrative Agent and each Lender of:

(a)  the occurrence of any Default or Event of Default;

(b)  the following events, at such time as a Responsible Officer has knowledge thereof; any (i) default or event of default under any material Contractual Obligation of any of Holdings, the Borrower, or their respective Subsidiaries or (ii) litigation or governmental proceeding that may exist at any time between any of Holdings, the Borrower, or their respective Subsidiaries and any Governmental Authority, and (iii) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan, that in any of the foregoing cases (i) through (iii) singly or in the aggregate, could reasonably be expected to result in liabilities, losses or claims to the Group Members in an aggregate amount in excess of $100,000,000; and

(c)  any change in, or withdrawal or suspension of, the Ratings of which Holdings or the Borrower has received written notification or of which Holdings or the Borrower becomes aware of the public announcement thereof.

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.

6.8  Environmental Laws.

(a)  Comply in all material respects with, and contractually require compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and contractually require that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws except where such non-compliance would not reasonably be expected to have a Material Adverse Effect.

(b)  Conduct and complete in all material respects all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and comply in a timely manner in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

6.9  Maintenance of Ownership. In the case of Holdings, own 100% of the Capital Stock of the Borrower, Atlanta Gas Light Company, Chattanooga Gas Company, and Virginia Natural Gas, Inc.

SECTION 7.    NEGATIVE COVENANTS

Holdings and the Borrower hereby jointly and severally agree that, during the term of this Agreement, and so long as the Revolving Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, each of Holdings and the Borrower shall not, and shall not permit any of the other Group Members to, directly or indirectly:

7.1  Financial Condition Covenant. Permit the ratio of Consolidated Total Debt to Total Capitalization to be greater than 0.70:1.00 as of the end of any fiscal month of Holdings (as determined by Holdings and the Borrower based on their internal fiscal month-end consolidated balance sheet prepared not later than ten (10) days following the end of such fiscal month) or at the end of any fiscal quarter of Holdings (as reflected on the consolidated financial statements delivered to the Lenders pursuant to Section 6.1). For purposes of the foregoing, to the extent Consolidated Total Debt includes outstanding amounts under Hybrid Securities, then a portion of the amount of such Hybrid Securities not to exceed a total of 15% of Total Capitalization may be excluded from Consolidated Total Debt.

7.2  Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:

(a)  Mechanics’, materialmen’s, carriers’, and other similar Liens arising in the ordinary course of business that are not overdue for a period longer than 30 days or that are being contested in good faith by appropriate proceedings;

(b)  Pledges or deposits in connection with workers’ compensation, unemployment insurance, and other social security legislation;

(c)  Liens for taxes not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the consolidated books of Holdings in conformity with GAAP;

(d)  Liens in respect of judgments or awards pending appeal so long as execution is not levied thereunder, and Liens in favor of plaintiff or defendant in any action before a court or a tribunal as security for costs or expenses where such action is being prosecuted or defended in the bona fide interest of Holdings or any other Group Member;

(e)  Liens on deposits to secure, or any Lien otherwise securing, the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety bonds, appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(f)  Liens on any fixed or capital assets to secure the purchase of or the cost of construction or improvement of such fixed or capital assets or to secure Indebtedness incurred solely for the purpose of financing the acquisition, construction or improvement of such fixed or capital assets (including Liens securing capital lease obligations); provided, that (i) such Lien secures Indebtedness which on the date incurred and after giving pro forma effect thereto is permitted under Section 7.1, (ii) such Lien attaches to such asset concurrently or within 90 days after the acquisition, improvement or completion of the construction thereof; (iii) such Lien does not extend to any other asset of any Group Member; and (iv) the Indebtedness secured by such Lien does not exceed the cost of acquiring, constructing or improving such fixed or capital assets;

(g)  Liens (x) outstanding on or over any Assets acquired after the Closing Date, (y) in existence at the date of such acquisition and not created in contemplation thereof, and (z) where the principal amount secured thereby is not increased over the amount so secured and outstanding at the time of such acquisition (other than in the case of Liens for a fluctuating balance facility, by way of utilization of that facility within the limits applicable thereto at the time of acquisition);

(h)  Liens constituted by a right of set off, or rights over a margin call account, or any form of cash collateral, or any similar arrangement, in any such case for obligations incurred in respect of any Hedge Agreements, as renewed or extended upon the renewal or extension or refinancing or replacement of the obligations secured thereby;

(i)  Liens existing on the Closing Date and set forth on Schedule 7.2(i) as renewed, extended, refinanced or replaced, provided that such renewal, extension, refinancing, or replacement does not cover any other Assets or increase the obligations secured thereby;

(j)  Liens on the property of a Person existing at the time such Person is merged into or consolidated with Holdings or any other Group Member and not incurred in contemplation with such merger or consolidation; and

(k)  Liens created or outstanding on Assets of Holdings or other Group Members, provided that the aggregate outstanding principal, capital and nominal amounts secured by all Liens created or outstanding as permitted under clauses (f) through (j) above and this clause (k) shall not at any time exceed 10% of Consolidated Net Worth;

7.3  Fundamental Changes. Merge, consolidate or amalgamate, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that so long as no Default or Event of Default has occurred and is continuing or would result therefrom:

(a)  any entity may be merged or consolidated with or into Holdings (provided that Holdings shall be the continuing or surviving corporation) or any other Restricted Subsidiary of Holdings (provided that such Restricted Subsidiary shall be the continuing or surviving corporation); and

(b)  any Restricted Subsidiary of Holdings may Dispose of any or all of its Assets (i) to Holdings or any other Restricted Subsidiary of Holdings (upon voluntary liquidation or otherwise) or (ii) pursuant to a Disposition permitted by Section 7.4 and may thereafter liquidate, wind up or dissolve.

7.4  Disposition of Property. Dispose of any of its Assets, whether now owned or hereafter acquired, or, in the case of Holdings or any of its Restricted Subsidiaries, issue or sell any shares of such Restricted Subsidiary’s Capital Stock to any Person, except:

(a)  Dispositions of obsolete or worn out property in the ordinary course of business;

(b)  sales of inventory in the ordinary course of business;

(c)  Dispositions permitted by Section 7.3(b)(i);

(d)  sales or issuances of any Restricted Subsidiary’s Capital Stock to Holdings or to any Restricted Subsidiary of Holdings; and

(e)  the Disposition of other Assets, the aggregate net book value of which, when combined with all such other Assets sold, leased, transferred or otherwise disposed of since June 30, 2006, would not exceed 20% of Holding’s consolidated Assets at the end of the preceding fiscal quarter (including the fourth fiscal quarter) of Holdings for which financial statements have most recently been delivered to the Administrative Agent pursuant to Section 6.1.

7.5  Restricted Payments. Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Group Member (collectively, “Restricted Payments”), except that:

(a)  any Restricted Subsidiary may make Restricted Payments to Holdings or to any Restricted Subsidiary of Holdings or to any third-party investors in any Restricted Subsidiary of Holdings;

(b)  so long as no Event of Default shall have occurred and be continuing, Holdings may pay dividends on shares of its Capital Stock; and

(c)  so long as no Event of Default shall have occurred and be continuing, Holdings may buy back any outstanding shares of its Capital Stock.

7.6  Intentionally Omitted.

7.7  Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:

(a)  extensions of trade credit in the ordinary course of business;

(b)  investments in Cash Equivalents;

(c)  Guarantee Obligations otherwise permitted by this Agreement;

(d)  loans and advances to employees of any Group Member in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for all Group Members not to exceed $2,000,000 at any one time outstanding;

(e)  other Investments made by Holdings or its Restricted Subsidiaries (other than the Borrower) subsequent to June 30, 2006 where such Investments consist of purchases of, or other investments in, the Capital Stock or other equity or ownership interests, assets, obligations or other interests in, Subsidiaries, joint ventures, or other Persons, in each case that are engaged principally in the business of purchasing, gathering, compression, transportation, distribution, exploration, production, processing or storage of natural gas, or asset management with respect to the foregoing (the foregoing collectively referred to as “Permitted Acquisitions”); and

(f)  $150,000,000 in respect of Investments other than those described in the preceding clause (e).

7.8  Negative Pledge Clauses. Except for the agreements listed on Schedule 7.8, enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Group Member to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, other than (a) this Agreement and the other Loan Documents and (b) any agreements governing any purchase money Liens or capital lease obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby).

7.9  Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of Holdings to (a) make Restricted Payments in respect of any Capital Stock of such Restricted Subsidiary held by, or pay any Indebtedness owed to, Holdings or any other Restricted Subsidiary of Holdings, (b) make loans or advances to, or other Investments in, the Borrower or any other Restricted Subsidiary of Holdings or (c) transfer any of its assets to Holdings or any other Restricted Subsidiary of Holdings, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions with respect to a Restricted Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary (in which case, any restriction shall only be effective against such Capital Stock or assets), and (ii) any agreements with joint venture partners in connection with joint ventures permitted by this Agreement.

7.10  Lines of Business and Hedge Activities. (a) With respect to Holdings and each Subsidiary (other than the Borrower), enter into any business, either directly or through any Subsidiary, except for (i) those businesses in which Holdings and its Subsidiaries (other than the Borrower) and its existing joint ventures are engaged on the date of this Agreement, (ii) that are reasonably related to the businesses referred to in the preceding clause (i), or (iii) that are being undertaken by comparable companies in the natural gas industry, (b) with respect to the Borrower, enter into any business, except for that in which the Borrower is engaged on the Closing Date, or (c) with respect to Holdings, the Borrower, and each other Group Member, enter into any Hedge Agreement except in the ordinary course of their business and consistent with industry practices.

7.11  Designation of Subsidiaries. Holdings may not designate or redesignate any Unrestricted Subsidiary as a Restricted Subsidiary, or designate or redesignate any Restricted Subsidiary as an Unrestricted Subsidiary, unless (a) Holdings shall have given not less than ten (10) days’ prior written notice to the Lenders that the Board of Directors of Holdings has made such determination, (b) at the time of such designation or redesignation, and immediately after giving effect thereto, no Default or Event of Default would exist, (c) in the case of the designation of a Restricted Subsidiary as an Unrestricted Subsidiary and after giving effect thereto, (i) such Unrestricted Subsidiary so designated shall not, directly, or indirectly, hold or own any Indebtedness or Capital Stock of Holdings or any Restricted Subsidiary, and (ii) such designation shall be deemed a sale of assets and shall be permitted by the provisions of Section 7.4, (d) in the case of the designation of an Unrestricted Subsidiary as a Restricted Subsidiary and after giving effect thereto, all outstanding Indebtedness and all existing Liens of such Restricted Subsidiary so designated shall be permitted within the applicable limitations of Sections 7.1 and 7.2, (e) in the case of the designation of a Restricted Subsidiary as an Unrestricted Subsidiary, such Restricted Subsidiary shall not at any time after the date of this Agreement have previously been designated as an Unrestricted Subsidiary more than once, and (f) in the case of the designation of an Unrestricted Subsidiary as a Restricted Subsidiary, such Unrestricted Subsidiary shall not at any time after the date of this Agreement have previously been designated as a Restricted Subsidiary more than once.

SECTION 8.   EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a)  the Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b)  any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(c)  (i) any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 6.4(a) (with respect to Holdings and the Borrower only), Section 6.7(a), Section 6.9 or Section 7 of this Agreement; or

(d)  any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after the earlier of (i) knowledge thereof by any Responsible Officer of any Loan Party or (ii) notice to the Borrower from the Administrative Agent or the Required Lenders; or

(e)  any Group Member shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace or notice and cure, if any, provided in any instrument or agreement under which such Indebtedness was created; or (iii) any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate the maturity of such Indebtedness; or any such Indebtedness shall be declared due and payable, or be required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the scheduled maturity thereof by reason of such event or condition; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the total principal amount of which exceeds in the aggregate $100,000,000 (which, in the case of Indebtedness arising under any Hedge Agreement, shall be determined as the amount, if any, that would then be payable by the Group Member thereunder if such Hedge Agreement were to be terminated as a result of default by such Group Member); or

(f)  (i) any Group Member shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Group Member shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Group Member any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 90 days; or (iii) there shall be commenced against any Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 90 days from the entry thereof; or (iv) any Group Member shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Group Member shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g)  (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, results in liabilities of the Group Members in respect thereof in excess of $100,000,000; or

(h)  one or more judgments or decrees shall be entered against any Group Member involving in the aggregate liabilities (not paid or not fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $100,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

(i)  the guarantee contained in Section 2 of the Guarantee Agreement shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or

(j)  (i)  any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 30% of the outstanding common stock of Holdings or (ii) the board of directors of Holdings shall cease to consist of a majority of Continuing Directors;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Revolving Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

SECTION 9.   THE AGENTS

9.1  Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the Agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

9.2  Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

9.3  Exculpatory Provisions. Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

9.4  Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to Holdings or the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

9.5  Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender, Holdings or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6  Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

9.7  Indemnification. The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by Holdings or the Borrower and without limiting the obligation of Holdings or the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Revolving Commitments shall have terminated and the Loans and any Letters of Credit outstanding shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, claims, demands, causes of action or disbursements of any kind whatsoever (whether or not an

Indemnitee is a party to any such action, suit, demand, cause of action, etc.) that may at any time (whether before or after the payment of the Loans and any Letters of Credit) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Revolving Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

9.8  Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

9.9  Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 10 days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8(a) or Section 8(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

9.10  Co-Documentation Agents and Syndication Agent. None of the Co-Documentation Agents or the Syndication Agent shall have any duties or responsibilities hereunder in its capacity as such.

SECTION 10.   MISCELLANEOUS

10.1  Amendments and Waivers. Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and each Loan Party (any required response to the matters described in clauses (a) or (b) of this Section 10.1 not to be unreasonably delayed by any party) party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party (any required response to the matters described in clauses (a) or (b) of this Section 10.1 not to be unreasonably delayed by any party) party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive any principal amount or extend the final scheduled date of maturity of any Loan or extend the expiry date of any Letter of Credit beyond the Revolving Termination Date, reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Revolving Commitment, in each case without the written consent of each Lender directly affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 10.1 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release the Guarantor from its obligations under the Guarantee Agreement without the written consent of all Lenders; (iv) amend, modify or waive any provision of Section 9 without the written consent of the Administrative Agent; (v) amend, modify or waive any provision of Section 2.3 or 2.4 without the written consent of the Swingline Lender, or (iv) amend, modify or waive any provision of Section 3 without the written consent of the Issuing Lender. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

10.2  Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of Holdings, the Borrower and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

                        To Holdings                 AGL Resources Inc.
Ten Peachtree Place NE, Suite 1000
Atlanta, Georgia 30309
Attention: Treasurer
Telecopy: (404) 584-3589
Telephone: (404) 584-3582

                          To the Borrower:  AGL Capital Corporation
2325-B Renaissance Drive, Suite 10
Las Vegas, Nevada 89119
Attention: President
Telecopy: 702-966-4247
Telephone: 702-966-4246

            To the Administrative Agent:
            or Swingline Lender:  SunTrust Bank
Agency Services
303 Peachtree Street, N.E./25th Floor
Atlanta, Georgia 30308
Attention: Ms. Dorris Folsom
Telecopy Number: (404) 724-3879

                          with a copy to:  SunTrust Bank
303 Peachtree Street, N.E.
Atlanta, Georgia 30308
Attention: William N. Banks
Telecopy Number: (404) 827-6270

              To the Issuing Lender:  SunTrust Bank
25 Park Place, N.E.
Atlanta, Georgia 30303
Attention: International Operations/John Conley
Telecopy Number: (404) 588-8129

             with copies to:  SunTrust Bank
303 Peachtree Street, N.E.
Atlanta, Georgia 30308
Attention: William N. Banks
Telecopy Number: (404) 827-6270

and:

SunTrust Bank
Agency Services
303 Peachtree Street, N.E./25th Floor
Atlanta, Georgia 30308
Attention: Ms. Dorris Folsom
Telecopy Number: (404) 724-3879

                            To any other Lender:  the address set forth in the Administrative
Questionnaire or the Assignment and Acceptance
Agreement executed by such Lender

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.

10.3  No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4  Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder and for a period of one year after the indefeasible payment in full of all Obligations and the termination of this Agreement and the other Loan Documents.

10.5  Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Administrative Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to the Administrative Agent and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate, (b) to pay or reimburse each Lender and the Administrative Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Lender and of counsel to the Administrative Agent, (c) to pay, indemnify, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender, the Administrative Agent, the Issuing Lender and their respective officers, directors, employees, affiliates, agents and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or any Letters of Credit or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the Properties and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 10.5 shall be payable not later than 10 days after written demand therefor. Statements payable by the Borrower pursuant to this Section 10.5 shall be submitted to the Treasurer, AGL Resources Inc. (Telephone No. 404/584-3582) (Telecopy No. 404/584-3589), at the address of the Borrower set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent. The agreements in this Section 10.5 shall survive repayment of the Loans and all other amounts payable hereunder.

10.6  Successors and Assigns; Participations and Assignments.

(a)  This Agreement shall be binding upon and inure to the benefit of Holdings, the Borrower, the Lenders, the Administrative Agent, all future holders of the Loans and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender.

(b)  Any Lender other than any Conduit Lender may, without the consent of the Borrower, in accordance with applicable law, at any time sell to one or more banks, financial institutions or other entities (each, a “Participant”) participating interests in any Loan owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. In no event shall any Participant under any such participation have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Loans or any fees payable hereunder, postpone the date of the final maturity of the

Loans or release the Guarantor from its obligations under the Guarantee Agreement, in each case to the extent subject to such participation. The Borrower agrees that if amounts outstanding under this Agreement and the Loans are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 10.7(a) as fully as if it were a Lender hereunder. The Borrower also agrees that each Participant shall be entitled to the benefits of Sections 2.16, 2.17 and 2.18 with respect to its participation in the Commitments and the Loans outstanding from time to time as if it was a Lender; provided that, in the case of Section 2.17, such Participant shall have complied with the requirements of said Section and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred. Each Lender selling participations (other than the sale of participations to a Lender Affiliate) shall use its commercially reasonable efforts to provide prompt notice to the Borrower and the Administrative Agent of such participations and of the identity of the purchasers of such participations; provided that no delay or failure of such notice to be so given shall affect the validity of such sale.

(c)  Any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000, in the case of any assignment of a Loan, unless each of the Administrative Agent and the Borrower otherwise consents to such lesser amount, (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned and (iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire. Upon (i) the execution and delivery of the Assignment and Acceptance by the assigning Lender and assignee Lender, (ii) acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, (iii) consent thereof from the Borrower to the extent required pursuant to this clause (c) and (iv) if such assignee Lender is a Non-U.S. Lender, compliance by such Person with Section 2.15(d), from and after the effective date specified in each Assignment and Acceptance, the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 10.5. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(d)  The Administrative Agent shall, on behalf of the Borrower, maintain at its address referred to in Section 10.2 a copy of each Assignment and Acceptance delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, and the principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, each other Loan Party, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Loans and any Notes evidencing the Loans recorded therein for all purposes of this Agreement. Any assignment of any Loan, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register (and each Note shall expressly so provide). Any assignment or transfer of all or part of a Loan evidenced by a Note shall be registered on the Register only upon surrender for registration of assignment or transfer of the Note evidencing such Loan, accompanied by a duly executed Assignment and Acceptance, and thereupon one or more new Notes shall be issued to the designated Assignee.

(e)  Upon its receipt of an Assignment and Acceptance executed by an Assignor, an Assignee and any other Person whose consent is required by Section 10.6(c), together with payment to the Administrative Agent of a registration and processing fee of $3,500, the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) record the information contained therein in the Register on the effective date determined pursuant thereto.

(f)  For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section 10.6 concerning assignments relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including any pledge or assignment by a Lender to any Federal Reserve Bank in accordance with applicable law.

(g)  The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (f) above.

(h)  Each of Holdings, the Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

10.7  Adjustments; Set-off.

(a)  Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or to the Lenders under the Facility, if any Lender (a “Benefitted Lender”) shall, at any time after the Loans and other amounts payable hereunder shall immediately become due and payable pursuant to Section 8, receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)  In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, unless they have agreed to the contrary, without prior notice to Holdings or the Borrower, any such notice being expressly waived by Holdings and the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by Holdings or the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of Holdings or the Borrower, as the case may be. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.8  Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

10.9  Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10  Integration. This Agreement and the other Loan Documents represent the entire agreement of Holdings, the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.11  GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.12  Submission To Jurisdiction; Waivers. Each of Holdings and the Borrower hereby irrevocably and unconditionally:

(a)  submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b)  consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)  agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to Holdings or the Borrower, as the case may be at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)  agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)  waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

10.13  Acknowledgements. Each of Holdings and the Borrower hereby acknowledges that:

(a)  it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)  neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to Holdings or the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and Holdings and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)  no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among Holdings, the Borrower and the Lenders.

10.14  Confidentiality. Each of the Administrative Agent and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party pursuant to this Agreement that is designated by such Loan Party as confidential; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or any Lender Affiliate, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee or any direct or indirect counterparty to any Hedge Agreement (or any professional advisor to such counterparty), (c) subject to an agreement to comply with the provisions of this Section, to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document. Notwithstanding the foregoing, the parties agree that this Agreement does not limit the ability of any party hereto (or any employee, representative, or other agent of such party) to disclose to any Person the tax treatment or tax structure of the financing transactions evidenced by this Agreement; provided, however, the foregoing is not intended to waive the attorney-client privilege or any other privileges, including the tax advisor privilege under Section 7525 of the Code.

10.15  WAIVERS OF JURY TRIAL. HOLDINGS, THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.16  USA Patriot Act Notice. Each of the Lenders and the Agents hereby notifies the Borrower and Holdings that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56, as amended), it is required to obtain, verify and record information that identifies the Borrower and Holdings, which information includes the names and addresses of the Borrower and Holdings and any other information that will allow such Lender or Agent, as applicable, to identify the Borrower and Holdings in accordance with such Act.

10.17  Termination of Existing Credit Agreement. Each of the Borrower, Holdings, and the Lenders that are parties to the Existing Credit Agreement acknowledge and agree that, simultaneously with the effectiveness of this Agreement on the Closing Date, (i) the Existing Credit Agreement and the commitments of the Lenders thereunder shall terminate and cease to be of any further force or effect (subject only to those provisions of the Existing Credit Agreement that expressly provide for the survival of such provisions following the termination of the Existing Credit Agreement), and (ii) all other notices that may be required with respect to such termination are hereby waived. The Borrower and Holdings shall repay all outstanding advances and all other amounts payable under the Existing Credit Agreement as provided in Section 5.1(g).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

AGL RESOURCES INC.

By: /s/ Andrew W. Evans
Name: Andrew W. Evans
Title: Executive Vice President and Chief Financial Officer

AGL CAPITAL CORPORATION

By: /s/ Paul R. Shlanta
Name: Paul R. Shlanta
Title: President

SUNTRUST BANK, as Administrative
Agent, a Lender, and Issuing Lender

By:/s/ William N. Banks
Name: William N. Banks
Title: Managing Director

WACHOVIA BANK, NATIONAL ASSOCIATION, as Syndication Agent and as a Lender

By: /s/ Paul Pritchett
Name: Paul Pritchett
Title: Vice President

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH, as Co-Documentation Agent and a Lender

By: /s/ Linda Tam
Name: Linda Tam
Title: Authorized Signatory

CALYON NEW YORK BRANCH, as Co-Documentation Agent and a Lender

By: /s/ Michael Willis
Name: Michael Willis
Title: Director

By: /s/ Dennis Petito
Name: Dennis Petito
Title: Managing Director

JPMORGAN CHASE BANK, N.A.,
as Co-Documentation Agent and a Lender

By: /s/ Michael J. DeForge
Name: Michael J. DeForge
Title: Vice President

BANK OF AMERICA, N.A., as a Lender

By: /s/ Gabriela B. Millhorn
Name: Gabriela B. Millhorn
Title: Senior Vice President

MORGAN STANLEY BANK, as a Lender

By: /s/ Daniel Twenge
Name: Daniel Twenge
Title: Authorized Signatory
Morgan Stanley Bank

THE ROYAL BANK OF SCOTLAND PLC,
as a Lender

By: /s/ Matthew J. Main
Name: Matthew J. Main
Title: Managing Director

THE BANK OF NEW YORK, as a Lender

By: /s/ John N. Watt
Name: John N. Watt
Title: Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By: /s/ Kevin Combs
Name: Kevin Combs
Title: Vice President

WILLIAM STREET COMMITMENT CORPORATION (Recourse only to assets of William Street Commitment Corporation), as a Lender

By: /s/ Mark Walton
Name: Mark Walton
Title: Assistant Vice President

FIRST HORIZON BANK, a division of First Tennessee Bank, National Association, as a Lender

By: /s/ C. Reid Harden
Name: C. Reid Harden
Title: Vice President

KBC BANK N.V., as a Lender

By: /s/ Eric Raskin
Name: Eric Raskin
Title: Vice President

By: /s/ Robert Snauffer
Name: Robert Snauffer
Title: First Vice President

SCHEDULE 1.1

REVOLVING COMMITMENTS

LENDER	REVOLVING COMMITMENT
SunTrust Bank	$110,000,000
Wachovia Bank, National Association	$110,000,000
The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch	$87,500,000
Calyon New York Branch	$87,500,000
JPMorgan Chase Bank, N.A.	$87,500,000
Bank of America, N.A.	$87,500,000
Morgan Stanley Bank	$87,500,000
The Royal Bank of Scotland plc	$87,500,000
The Bank of New York	$65,000,000
Wells Fargo Bank, National Association	$65,000,000
William Street Commitment Corporation	$65,000,000
First Horizon Bank	$30,000,000
KBC Bank N.V.	$30,000,000
Total Revolving Commitments	$1,000,000,000

SCHEDULE 4.14

SUBSIDIARIES

Name*	Jurisdiction of Organization	% of Capital Stock owned by AGL Resources Inc. or its Subsidiaries
AGL Capital Corporation	Nevada	100%
AGL Capital Trust I	Delaware	100%
AGL Capital Trust II	Delaware	100%
AGL Energy Corporation	Delaware	100%
AGL Investments, Inc.	Georgia	100%
AGL Macon Holdings, Inc.	Georgia	100%
AGL Networks, LLC	Delaware	100%
AGL Peaking Services, Inc.	Georgia	100%
AGL Propane Services, Inc.	Delaware	100%
AGL Resources Inc. Political Action Committee, Inc.	Georgia	Nonprofit Corporation
AGL Resources Inc. Private Foundation Inc.	Georgia	Nonprofit Corporation
AGL Rome Holdings, Inc.	Georgia	100%
AGL Services Company	Georgia	100%
Atlanta Gas Light Company	Georgia	100%
Atlanta Gas Light Services, Inc.	Georgia	100%
Chattanooga Gas Company	Tennessee	100%
Customer Care Services, Inc.	Georgia	100%
Diligence Investment Company, L.L.C.	Virginia	100%
Energy Risk Insurance Services Corporation	British Virgin Islands	100%
Georgia Energy Company	Georgia	100%
Georgia Gas Company	Georgia	100%
Georgia Natural Gas Company	Georgia	100%
Georgia Natural Gas Services, Inc.	Georgia	100%
Global Energy Resources Insurance Company	British Virgin Islands	100%
HPMT, Kft.	Hungary	100%
NUI Capital Corp.	Florida	100%
NUI Corporation	New Jersey	100%
NUI Energy Brokers, Inc.	Delaware	100%
NUI Energy Solutions, Inc.	Delaware	100%
NUI Energy, Inc.	Delaware	100%
NUI Hungary, Inc.	Delaware	100%
NUI International, Inc.	Delaware	100%
NUI Richton Storage, Inc.	Delaware	100%
NUI Sales Management, Inc.	Delaware	100%
NUI Saltville Storage, Inc.	Delaware	100%
NUI Service, Inc.	New Jersey	100%
NUI Storage, Inc.	Delaware	100%
NUI/Caritrade International LLC	Delaware	90%
OAS Group, Inc.	New Jersey	100%
Pinnacle LNG, Inc.	Georgia	100%
Pivotal Energy Services, Inc.	Georgia	100%
Pivotal Jefferson Island Storage & Hub, LLC	Delaware	100%
Pivotal LNG, Inc.	Delaware	100%
Pivotal Propane of Virginia Inc.	Delaware	100%
Pivotal Storage, Inc.	Delaware	100%
Pivotal Utility Holdings, Inc.	New Jersey	100%
Richton Gas Storage Company, LLC	Delaware	100%
Sequent Energy Canada Corp.	Delaware	100%
Sequent Energy Management, L.P.	Georgia	100%
Sequent Energy Marketing, L.P.	Georgia	100%
Sequent Holdings, LLC	Georgia	100%
Sequent, LLC	Georgia	100%
Southeastern LNG, Inc.	Georgia	100%
SouthStar Energy Services LLC	Delaware	70%
T.I.C. Enterprises, LLC	Delaware	100%
TES, Inc.	Georgia	100%
Trustees Investments, Inc.	Georgia	100%
Virginia Gas Company	Delaware	100%
Virginia Natural Gas, Inc.	Virginia	100%

(b) Under Article 12 of the Amended and Restated Limited Liability Company Agreement of SouthStar Energy Services LLC, Guarantor's wholly owned subsidiary, Georgia Natural Gas Company, has the option to purchase membership interest in SouthStar from Piedmont Energy Company, its partner in the company.

* As of the date of execution and delivery of the Credit Agreement, all the Subsidiaries are Restricted Subsidiaries within the meaning of the Credit Agreement.

SCHEDULE 4.16

ENVIRONMENTAL MATTERS

1)	Manufactured Gas Plants.

Georgia. AGLC is required to investigate possible environmental contamination at manufactured gas plants (“MGP”) and, if necessary, clean up any contamination. AGLC has been associated with ten MGP sites in Georgia and three in Florida. Based on investigations to date, cleanup has either already occurred or is likely at most of these sites. As of June 30, 2006, the remediation program in Georgia was approximately 100% complete, with the exception of ground water conditions. As reported in Holdings Quarterly Report on Form 10-Q for the quarter ended June 30, 2006 (the "2nd Quarter 2005 10-Q"), the projected costs of the remaining remediation at these sites are estimated to be $21 million, with additional future costs for the Florida sites in the range of $7 million to $16 million.

New Jersey: In New Jersey, Pivotal Utility Holdings, Inc. (f/k/a NUI Utilities, Inc.) (“PUHI”) . the utility subsidiary of NUI Corporation (“NUI”) owns five properties where former MGPs were operated. A sixth MGP site, formerly operated by Elizabethtown Gas, a division of PUHI, operating in New Jersey (“ETG”), is now owned by a church.

Five of the six sites in New Jersey are under a Memorandum Agreement (MOA), and the sixth site is subject to an Administration Consent Order (ACO) with the New Jersey Department of Environmental Protection (NJDEP). The MOAs and ACO require PUHI to investigate on-site contamination, and if required by the NJDEP, investigate off-site impacts as well. Various investigation and cleanup investigations have been conducted and are progressing slowly, but cleanups are likely at most sites. Based upon our review of these sites to date, the likely estimated cost range to address the New Jersey MGP sites is $60 million to $118 million. These cost ranges are estimates.

ETG’s prudently incurred remediation costs for the New Jersey properties have been authorized by the New Jersey Board of Public Utilities to be recoverable in rates through ETG’s Remediation Adjustment Clause. As a result, ETG has recorded a regulatory asset of approximately $63 million, inclusive of interest, as a regulatory asset, reflecting both recorded future costs and accrued interest. PUHI has also recovered a portion of MGP remediation costs incurred in New Jersey from the company's insurance carriers.

Other States. Outside of New Jersey, NUI Corporation owns, or previously owned, ten properties located in the states of North Carolina, South Carolina, Pennsylvania, New York and Maryland on which MGPs were operated by NUI or by other parties in the past. Two sites (Athens, Pennsylvania; Reidsville, North Carolina) have been sold to third parties, who have agreed to indemnify NUI against environmental liabilities.

Of these ten sites, only one site (Elizabeth City, North Carolina) has had any regulatory activity over the past ten years. The Elizabeth City site is subject to an Administrative Consent Order with the North Carolina Department of Environment and Natural Resources (“NCDENR”), dated October 31, 2001, and under such order, the Company has been directly by the NCDENR to enter the formal site investigation stage.

Currently, there is only limited information available to assess the potential environmental liability associated with these non-New Jersey sites, and the liability for these sites will remain an uncertainty until a more vigorous environmental assessment is performed. Regarding the Elizabeth City site, experience at other similar sites suggests that the costs for remediation of this site will likely range from $4 to $19 million. There is one other site in North Carolina where investigation and remediation is probable, although no regulatory order exists and there is not currently any basis to reasonably estimate the costs of such actions. For the remaining sites, no basis for liability has been asserted.

NUI Environmental Reserves:  Although the actual total cost of future environmental investigation and remediation efforts cannot be reasonably estimated, we have recorded on an undiscounted basis a total reserve of approximately $70 million, which we believe represents the probable minimum amount we may expend over the next 30 years. Of this reserve, approximately $61 million relates to remediation of the New Jersey MGP properties and approximately $9 million relates to remediation of the MGP properties located outside the state of New Jersey.

2)	AGLC Pipeline Replacement.

On January 8, 1998, the Georgia Public Service Commission (“GPSC”) issued procedures and set a schedule for hearings regarding alleged pipeline safety violations. On July 21, 1998, the GPSC approved a settlement between AGLC and the staff of the GPSC that details a 10-year pipeline replacement program (“PRP) for approximately 2,300 miles of cast iron and bare steel pipe. October 1, 2004 marked the beginning of the seventh year of the original 10-year PRP.

On June 10, 2005, AGLC and the GPSC entered into a Settlement Agreement that, among other things, extends AGLC’s PRP by five years to require that all replacements be completed by December 2013, with the timing of such replacements to be subsequently determined through discussions with GPSC staff. Under the Settlement Agreement, rates charged to customers will remain unchanged through April 30, 2010, but AGLC will recognize reduced base rate revenues of $5 million on an annual basis through April 30, 2010. The five-year total reduction in recognized base rate revenues of $25 million will be applied to the amount of costs incurred to replace pipe and subsequently recovered from customers.

For a further description of environmental and pipeline replacement matters, see the AGL Resources’ 2005 10-K filing.

SCHEDULE 7.2(i)

EXISTING LIENS

NONE

SCHEDULE 7.8

AGREEMENTS PROHIBITING OR LIMITING LIENS

1)
Indenture, dated December 1, 1989, as amended, between Atlanta Gas Light Company and The Bank of New York, as successor trustee, pursuant to which Atlanta Gas Light Company issued its medium term notes.

2)	Agreements pursuant to which Pivotal Utility Holdings Inc. (f/k/a NUI Utilities, Inc.) issued $39.0 million Variable Rate Bonds, due June 1, 2026:

a.
Amended and Restated Standby Bond Purchase Agreement, dated June 1, 2005, among Pivotal Utility Holdings, Inc., the Participating Banks, the Bank of New York, as Purchasing Bank and Administrative Agent and BNY Capital Markets, Inc., as Lead Arranger and Book Runner.

b.	Loan Agreement, dated June 1, 1996, between NUI Utilities, Inc. (f/k/a NUI Corporation) and New Jersey Economic Development Authority.

3)
Loan Agreement, dated June 1, 1997, between NUI Utilities, Inc. (f/k/a NUI Corporation) and New Jersey Economic Development Authority, pursuant to which NUI Utilities issued $54.6 million 5.70% bonds due June 1, 2032.

4)
Loan Agreement, dated December 1, 1998, between NUI Utilities, Inc. (f/k/a NUI Corporation) and New Jersey Economic Development Authority, pursuant to which NUI Utilities issued $40.0 million 5.25% bonds due November 1, 2033.

EXHIBIT A

FORM OF GUARANTEE

GUARANTEE, dated as of August 31, 2006, made by AGL RESOURCES INC., a Georgia corporation (the “Guarantor”), in favor of SUNTRUST BANK, as administrative agent (in such capacity, the “Administrative Agent”) for the lenders (the “Lenders”) parties to the Credit Agreement, dated as of August 31, 2006 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Guarantor, AGL CAPITAL CORPORATION (the “Borrower”), the Lenders, and SUNTRUST BANK, as Administrative Agent.

W I T N E S S E T H:

WHEREAS, pursuant to the Credit Agreement, the Lenders have severally agreed to make Loans to the Borrower upon the terms and subject to the conditions set forth therein;

WHEREAS, it is a condition precedent to the obligation of the Lenders to make their respective Loans to the Borrower under the Credit Agreement, to the obligation of the Issuing Lender to issue Letters of Credit for the account of the Borrower thereunder, and to the obligation of the Lenders to participate in the Letters of Credit, that the Guarantor shall have executed and delivered this Guarantee to the Administrative Agent for the ratable benefit of the Lenders; and

WHEREAS, the Guarantor is the parent of the Borrower, and it is to the advantage of Guarantor that the Lenders make the Loans to the Borrower, the Issuing Lender issue the Letters of Credit for the account of the Borrower, and the Lenders participate in the Letters of Credit;

NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective Loans to the Borrower under the Credit Agreement, the Issuing Lender to issue Letters of Credit for the account of the Borrower thereunder, and the Lenders to participate in the Letters of Credit thereunder, the Guarantor hereby agrees with the Administrative Agent, for the ratable benefit of the Lenders, as follows:

1. Defined Terms. (a) Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

(b) The following terms shall have the meanings set forth below:

“Lender”: Each Person that at any time, and from time to time, is a party to the Credit Agreement as a Lender, and any such Lender or Affiliate of such Lender that is a party to a Specified Hedge Agreement.

“Obligations”: the collective reference to the unpaid principal of and interest on (including interest accruing at the then applicable rate provided in the Credit Agreement after the maturity of the Loans and Reimbursement Obligations and after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans, the Reimbursement Obligations, and all other obligations and liabilities of the Borrower to the Administrative Agent, the Issuing Lender, or any Lender (or, in the case of Specified Hedge Agreements, any affiliate of any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred pursuant to the Credit Agreement, any other Loan Document, the Letters of Credit, any Specified Hedge Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including all fees, charges and disbursements of counsel to the Administrative Agent, the Issuing Lender, or to any Lender that are required to be paid by the Borrower pursuant thereto) or otherwise.

(c) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Guarantee shall refer to this Guarantee as a whole and not to any particular provision of this Guarantee, and section and paragraph references are to this Guarantee unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

2. Guarantee. (a) The Guarantor hereby unconditionally and irrevocably guarantees to the Administrative Agent, for the ratable benefit of the Lenders and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by the Borrower when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations.

(b) The Guarantor further agrees to pay any and all expenses (including, without limitation, all fees and disbursements of counsel actually incurred) which may be paid or incurred by the Administrative Agent or any Lender in enforcing, or obtaining advice of counsel in respect of, any rights with respect to, or collecting, any or all of the Obligations and/or enforcing any rights with respect to, or collecting against, the Guarantor under this Guarantee. This Guarantee shall remain in full force and effect until the Obligations are paid in full, no Letter of Credit shall be outstanding and the Revolving Commitments are terminated, notwithstanding that from time to time prior thereto the Borrower may be free from any Obligations.

(c) No payment or payments made by the Borrower or any other Person or received or collected by the Administrative Agent or any Lender from the Borrower or any other Person by virtue of any action or proceeding or any set-off or appropriation or application, at any time or from time to time, in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of the Guarantor hereunder which shall, notwithstanding any such payment or payments (other than payments made by the Guarantor in respect of the Obligations or payments received or collected from the Guarantor in respect of the Obligations), remain liable for the Obligations until the Obligations are paid in full, no Letter of Credit shall be outstanding and the Revolving Commitments are terminated.

(d) The Guarantor agrees that whenever, at any time, or from time to time, it shall make any payment to the Administrative Agent or any Lender on account of its liability hereunder, it will notify the Administrative Agent and such Lender in writing that such payment is made under this Guarantee for such purpose.

3. Right of Set-off. Upon the occurrence of any Event of Default, the Administrative Agent and each Lender is hereby irrevocably authorized at any time and from time to time (unless the Administrative Agent or such Lender, as applicable, has agreed to the contrary) without notice to the Guarantor, any such notice being expressly waived by the Guarantor, to set off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Administrative Agent or such Lender to or for the credit or the account of the Guarantor, or any part thereof in such amounts as the Administrative Agent or such Lender may elect, against or on account of the Obligations and liabilities of the Guarantor to the Administrative Agent or such Lender hereunder and claims of every nature and description of the Administrative Agent or such Lender against the Guarantor, in any currency, whether arising hereunder, under the Credit Agreement, any other Loan Document or otherwise, as the Administrative Agent or such Lender may elect, whether or not the Administrative Agent or such Lender has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured. The Administrative Agent and each Lender shall notify the Guarantor promptly as of any such set-off and the application made by the Administrative Agent or such Lender, as the case may be, of the proceeds thereof; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Administrative Agent and each Lender under this paragraph are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Administrative Agent or such Lender may have.

4. No Subrogation. Notwithstanding any payment or payments made by the Guarantor hereunder, or any set-off or application of funds of the Guarantor by the Administrative Agent or any Lender, the Guarantor shall not be entitled to be subrogated to any of the rights of the Administrative Agent or any Lender against the Borrower or against any collateral security or guarantee or right of offset held by the Administrative Agent or any Lender for the payment of the Obligations, nor shall the Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrower in respect of payments made by the Guarantor hereunder, until all amounts owing to the Administrative Agent and the Lenders by the Borrower on account of the Obligations are paid in full, no Letter of Credit shall be outstanding and the Revolving Commitments terminated. If any amount shall be paid to the Guarantor on account of such subrogation rights at any time when all of the Obligations shall not have been paid in full, such amount shall be held by the Guarantor in trust for the Administrative Agent and the Lenders, segregated from other funds of the Guarantor, and shall, forthwith upon receipt by the Guarantor, be turned over to the Administrative Agent in the exact form received by the Guarantor (duly indorsed by the Guarantor to the Administrative Agent, if required), to be applied against the Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine.

5. Amendments, etc. with respect to the Obligations; Waiver of Rights. The Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against the Guarantor, and without notice to or further assent by the Guarantor, any demand for payment of any of the Obligations made by the Administrative Agent or any Lender may be rescinded by the Administrative Agent or such Lender, and any of the Obligations continued, and the Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any Lender, and the Credit Agreement, any other Loan Document and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders, as the case may be) may deem advisable from time to time, and any guarantee or right of offset at any time held by the Administrative Agent or any Lender for the payment of the Obligations may be sold, exchanged, waived, surrendered or released. Neither the Administrative Agent nor any Lender shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Obligations or for this Guarantee or any property subject thereto. When making any demand hereunder against the Guarantor, the Administrative Agent or any Lender may, but shall be under no obligation to, make a similar demand on the Borrower or any other guarantor, and any failure by the Administrative Agent or any Lender to make any such demand or to collect any payments from the Borrower or any such other guarantor or any release of the Borrower or such other guarantor shall not relieve the Guarantor of its obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Administrative Agent or any Lender against the Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

6. Guarantee Absolute and Unconditional. The Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by the Administrative Agent or any Lender upon this Guarantee or acceptance of this Guarantee; the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Guarantee; and all dealings between the Borrower or the Guarantor, on the one hand, and the Administrative Agent and the Lenders, on the other, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. The Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower or the Guarantor with respect to the Obligations. This Guarantee shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity, regularity or enforceability of the Credit Agreement or any other Loan Document, any of the Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any Lender, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrower against the Administrative Agent or any Lender, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Borrower or the Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower for the Obligations, or of the Guarantor under this Guarantee, in bankruptcy or in any other instance. When pursuing its rights and remedies hereunder against the Guarantor, the Administrative Agent and any Lender may, but shall be under no obligation to, pursue such rights and remedies as it may have against the Borrower or any other Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any Lender to pursue such other rights or remedies or to collect any payments from the Borrower or any such other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower or any such other Person or of any such collateral security, guarantee or right of offset, shall not relieve the Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent or any Lender against the Guarantor. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantor and its successors and assigns thereof, and shall inure to the benefit of the Administrative Agent and the Lenders, and their respective successors, indorsees, transferees and assigns, until all the Obligations and the obligations of the Guarantor under this Guarantee shall have been satisfied by payment in full and the Revolving Commitments shall be terminated, notwithstanding that from time to time during the term of the Credit Agreement the Borrower may be free from any Obligations.

7. Reinstatement. This Guarantee shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any substantial part of its property, or otherwise, all as though such payments had not been made.

8. Payments. The Guarantor hereby agrees that the Obligations will be paid to the Administrative Agent without set-off or counterclaim in U.S. Dollars at the office of the Administrative Agent located at 303 Peachtree Street, N.E., Atlanta, Georgia 30308.

9. Authority of Administrative Agent. The Guarantor acknowledges that the rights and responsibilities of the Administrative Agent under this Guarantee with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Guarantee shall, as between the Administrative Agent and the Lenders, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and the Guarantor, the Administrative Agent shall be conclusively presumed to be acting as agent for the Lenders with full and valid authority so to act or refrain from acting, and the Guarantor shall not be under any obligation, or entitlement, to make any inquiry respecting such authority.

10. Notices. All notices, requests and demands to or upon the Administrative Agent, any Lender or the Guarantor to be effective shall be in writing (or by telex, fax or similar electronic transfer confirmed in writing) and shall be deemed to have been duly given or made (1) when delivered by hand or (2) if given by mail, when deposited in the mails by certified mail, return receipt requested, or (3) if by telex, fax or similar electronic transfer, when sent and receipt has been confirmed, addressed as follows:

(a) if to the Administrative Agent or any Lender, at its address or transmission number for notices provided in Section 10.2 of the Credit Agreement; and

(b) if to the Guarantor, at its address or transmission number for notices set forth under its signature below.

The Administrative Agent, each Lender and the Guarantor may change its address and transmission numbers for notices by notice in the manner provided in this Section.

11. Severability. Any provision of this Guarantee which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

12. Integration. This Guarantee represents the agreement of the Guarantor with respect to the subject matter hereof and there are no promises or representations by the Administrative Agent or any Lender relative to the subject matter hereof not reflected herein.

13. Amendments in Writing; No Waiver; Cumulative Remedies. (a) None of the terms or provisions of this Guarantee may be waived, amended, supplemented or otherwise modified except by a written instrument executed by the Guarantor and the Administrative Agent, provided that any provision of this Guarantee may be waived by the Administrative Agent and the Lenders in a letter or agreement executed by the Administrative Agent or by telex or facsimile transmission from the Administrative Agent.

(b) Neither the Administrative Agent nor any Lender shall by any act (except by a written instrument pursuant to paragraph 13(a) hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent or any Lender, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Administrative Agent or any Lender of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Administrative Agent or such Lender would otherwise have on any future occasion.

(c) The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

14. Section Headings. The section headings used in this Guarantee are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

15. Successors and Assigns. This Guarantee shall be binding upon the successors and assigns of the Guarantor and shall inure to the benefit of the Administrative Agent and the Lenders and their successors and assigns.

16. GOVERNING LAW. THIS GUARANTEE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

17. Submission to Jurisdiction; Waivers. The Guarantor hereby irrevocably and unconditionally:

(a) Submits for itself and its property in any legal action or proceeding relating to this Guarantee and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Guarantor at its address referred to in Section 10(b) hereof or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 17 any special, exemplary, punitive or consequential damages.

18. WAIVER OF JURY TRIAL. THE GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

[SIGNATURES ON FOLLOWING PAGES]

IN WITNESS WHEREOF, the undersigned has caused this Guarantee to be duly executed and delivered by its duly authorized officer as of the day and year first above written.

AGL RESOURCES INC.

By:
Name:
Title:

Address for Notices:
Ten Peachtree Place NE, Suite 1000
Atlanta, Georgia 30309
Attention: Treasurer
Telecopy: (404) 584-3589
Telephone: (404) 584-3582

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

This Compliance Certificate is delivered to you pursuant to Section 6.2(a) of the Credit Agreement, dated as of August 31, 2006, as amended, restated, supplemented or modified from time to time (the “Credit Agreement”), among AGL RESOURCES INC., a Georgia corporation (“Holdings”), AGL CAPITAL CORPORATION, a Nevada corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”) and SUNTRUST BANK, as administrative agent (in such capacity, the “Administrative Agent”). Terms defined in the Credit Agreement and not otherwise defined herein are used herein with the meanings so defined.

1. I am the duly elected, qualified and acting [Chief Financial Officer] [Treasurer] of Holdings.

2. I have reviewed and am familiar with the contents of this Certificate.

3. I have reviewed the terms of the Credit Agreement and the Loan Documents and have made or caused to be made under my supervision, a review in reasonable detail of the transactions and condition of Holdings and its Subsidiaries (including any Unrestricted Subsidiaries) during the accounting period covered by the financial statements (including the separate financial statements of any Unrestricted Subsidiaries) attached hereto as Attachment 1 (the “Financial Statements”). Such review did not disclose the existence during or at the end of the accounting period covered by the Financial Statements, and I have no knowledge of the existence, as of the date of this Certificate, of any condition or event which constitutes a Default or Event of Default [, except as set forth below].

4. Attached hereto as Attachment 2 are the computations showing compliance with the covenants set forth in Section 7.1 of the Credit Agreement.

[SIGNATURE ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, I execute this Certificate this ___ day of _________, ______.

AGL RESOURCES INC.

By:
Name:
Title:

Attachment 1
to Exhibit B

[Attach Applicable Financial Statements]

Attachment 2
to Exhibit B

The information described herein is as of ____________, 200__, and pertains to the period from ____________________, 200__ to _________________, 200__.

[Set forth Covenant Calculations]

EXHIBIT C

CLOSING CERTIFICATE

Pursuant to Section 5.1(c) of the Credit Agreement dated as of August 31, 2006 (the “Credit Agreement”; terms defined therein being used herein as therein defined), among AGL RESOURCES INC., a Georgia corporation (“Holdings”), AGL CAPITAL CORPORATION, a Nevada corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”), and SUNTRUST BANK, as administrative agent (in such capacity, the “Administrative Agent”), the undersigned ______________________, in his/her capacity as ______________________ of [INSERT NAME OF COMPANY] (the “Company”) hereby certifies as follows:

1. The representations and warranties of the Company set forth in each of the Loan Documents to which it is a party or which are contained in any certificate furnished by or on behalf of the Company pursuant to any of the Loan Documents to which it is a party are true and correct in all material respects on and as of the date hereof with the same effect as if made on the date hereof, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date.

2. No Default or Event of Default has occurred and is continuing as of the date hereof or after giving effect to any Loans to be made on the date hereof.

3. The conditions precedent set forth in Section 5.1 of the Credit Agreement were satisfied as of the Closing Date except as set forth on Schedule I hereto.

IN WITNESS WHEREOF, the undersigned have hereunto set our names as of the date set forth below.

Name:
Title:
Date: August 31, 2006

SCHEDULE I

Waived Conditions Precedent

[Describe any conditions precedent waived on the
Closing Date and terms of any waiver]

ANNEX 1

Board Resolutions

ANNEX 2

By-Laws

ANNEX 3

Articles of Incorporation

EXHIBIT D

FORM OF ASSIGNMENT AND ACCEPTANCE

Reference is made to the Credit Agreement, dated as of August 31, 2006 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among AGL Resources Inc. (“Holdings”), AGL Capital Corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”), and SunTrust Bank, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

The Assignor identified on Schedule 1 hereto (the “Assignor”) and the Assignee identified on Schedule 1 hereto (the “Assignee”) agree as follows:

1. The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Effective Date (as defined below), the interest described in Schedule 1 hereto (the “Assigned Interest”) in and to the Assignor’s rights and obligations under the Credit Agreement with respect to those credit facilities contained in the Credit Agreement as are set forth on Schedule 1 hereto (individually, an “Assigned Facility”; collectively, the “Assigned Facilities”), in a principal amount for each Assigned Facility as set forth on Schedule 1 hereto.

2. The Assignor (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or with respect to the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, other than that the Assignor has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any such adverse claim; (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or Holdings, or any obligor or the performance or observance by the Borrower or Holdings, or any obligor of any of their respective obligations under the Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto or thereto; and (c) attaches any Notes held by it evidencing the Assigned Facilities and [(i)] requests that the Administrative Agent, upon request by the Assignee, exchange the attached Notes, if any, for a new Note or Notes payable to the Assignee [and (ii) if the Assignor has retained any interest in an Assigned Facility, requests that the Administrative Agent exchange the attached Notes, if any, for a new Note or Notes payable to the Assignor, in each case] in amounts which reflect the assignment being made hereby (and after giving effect to any other assignments which have become effective on the Effective Date).

3. The Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Acceptance; (b) confirms that it has received a copy of the Credit Agreement and each other Loan Document which such Assignee has requested, together with copies of the financial statements delivered pursuant to Section 4.1 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (c) agrees that it will, independently and without reliance upon the Assignor, the Agents or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereof; (d) appoints and authorizes the Agents to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Agents by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender including, if it is organized under the laws of a jurisdiction outside the United States, its obligations pursuant to Section 2.17 of the Credit Agreement.

4. The effective date of this Assignment and Acceptance shall be the Effective Date of Assignment described in Schedule 1 hereto (the “Effective Date”). Following the execution of this Assignment and Acceptance, it will be delivered to the Administrative Agent for acceptance by it and recording by the Administrative Agent pursuant to the Credit Agreement, effective as of the Effective Date (which shall not, unless otherwise agreed to by the Administrative Agent, be earlier than five Business Days after the date of such acceptance and recording by the Administrative Agent).

5. Upon such acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) [to the Assignor for amounts which have accrued to the Effective Date and to the Assignee for amounts which have accrued subsequent to the Effective Date] [to the Assignee whether such amounts have accrued prior to the Effective Date or accrue subsequent to the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.]

6. From and after the Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and under the other Loan Documents and shall be bound by the provisions thereof and (b) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

7. This Assignment and Acceptance shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.

Schedule 1
to Assignment and Acceptance

Name of Assignor:
Name of Assignee:
Effective Date of Assignment:

Credit Facility Assigned	Principal Amount Assigned	Commitment Percentage Assigned

	$	%

[Name of Assignee]	[Name of Assignor]

By:	By:
Title	Title

Accepted:	Consented to:

SUNTRUST BANK,	AGL CAPITAL CORPORATION
as Administrative Agent

By:	By:
Title:	Title

EXHIBIT E

FORMS OF LEGAL OPINIONS

[See Attached]

EXHIBIT F

FORM OF EXEMPTION CERTIFICATE

Reference is made to the Credit Agreement, dated as of August 31, 2006 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among AGL RESOURCES INC., a Georgia corporation (“Holdings”), AGL CAPITAL CORPORATION, a Nevada corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”) and SUNTRUST BANK, as administrative agent (in such capacity, the “Administrative Agent”). Capitalized terms used herein that are not defined herein shall have the meanings ascribed to them in the Credit Agreement. __________________ (the “Non-U.S. Lender”) is providing this certificate pursuant to Section 2.17(d) of the Credit Agreement. The Non-U.S. Lender hereby represents and warrants that:

1. The Non-U.S. Lender is the sole record and beneficial owner of the Loans and the obligations evidenced by Note(s) in respect of which it is providing this certificate.

2. The Non-U.S. Lender is not a “bank” for purposes of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”). In this regard, the Non-U.S. Lender further represents and warrants that:

(a) the Non-U.S. Lender is not subject to regulatory or other legal requirements as a bank in any jurisdiction; and

(b) the Non-U.S. Lender has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any Governmental Authority, any application made to a rating agency or qualification for any exemption from tax, securities law or other legal requirements;

3. The Non-U.S. Lender is not a 10-percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code; and

4. The Non-U.S. Lender is not a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code.

IN WITNESS WHEREOF, the undersigned has duly executed this certificate.

[NAME OF NON-U.S. LENDER]

By:
Name:
Title:

Date: